EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                     TRANSPORT CORPORATION OF AMERICA, INC.,

                           NORTH STAR TRANSPORT, INC.


                                       AND


                               THE SHAREHOLDERS OF
                           NORTH STAR TRANSPORT, INC.



                            Dated as of May 20, 1998

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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I
         DEFINITIONS..........................................................1
         1.1   Specific Definitions...........................................1
         1.2   Definitional Provisions........................................6

ARTICLE II
         PURCHASE AND SALE OF STOCK...........................................7
         2.1   Purchase and Sale of Capital Stock.............................7

ARTICLE III
         CLOSING..............................................................7
         3.1   Place and Date of Closing......................................7
         3.2   Facilitation of Closing........................................7
         3.3   Delivery of Stock Certificates.................................7

ARTICLE IV
         PURCHASE PRICE.......................................................8
         4.1   Purchase Price.................................................8
         4.2   Additional Consideration.......................................8
         4.3   Net Worth Covenant Adjustment..................................9

ARTICLE V
         REPRESENTATIONS AND WARRANTIES
         OF NORTH STAR AND MESSRS. MILLER AND HAGEN...........................10
         5.1   Organization...................................................10
         5.2   Ownership and Capitalization of North Star.....................10
         5.3   Subsidiaries...................................................11
         5.4   Authority......................................................11
         5.5   Consents Required; Violations..................................11
         5.6   Reorganization.................................................12
         5.7   Financial Statements...........................................12
         5.8   Taxes..........................................................13
         5.9   Absence of Undisclosed Liabilities.............................14
         5.10  Absence of Certain Changes and Events..........................14
         5.11  Tangible Assets................................................16
         5.12  Intellectual Property..........................................16
         5.13  Accounts Receivable and Other Contract Rights..................16
         5.14  Real Property..................................................17
         5.15  Certain Contracts, Leases, Agreements, Etc.....................17
         5.16  Licenses; Compliance with Laws, Regulations, Etc...............19
         5.17  Litigation.....................................................19

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         5.18  Insurance Policies.............................................20
         5.19  Labor Agreements...............................................20
         5.20  Employees......................................................20
         5.21  No Finders.....................................................22
         5.22  Contracts with Related Parties.................................22
         5.23  Customers......................................................22
         5.24  Relations with Suppliers.......................................22
         5.25  Environmental Matters..........................................23
         5.26  Absence of Certain Business Practices..........................23
         5.27  Corporate Records..............................................23
         5.28  Banks and other Depositories...................................24
         5.29  Disclosure.....................................................24
         5.30  Net Worth......................................................24

ARTICLE VI
         PERSONAL REPRESENTATIONS AND WARRANTIES
         OF SHAREHOLDERS......................................................24
         6.1   Ownership of North Star........................................24
         6.2   Authority......................................................24
         6.3   No Conflicts...................................................25
         6.4   Litigation.....................................................25
         6.5   Brokers or Finders.............................................25
         6.6   Disclosure.....................................................25
         6.7   Investment Intent..............................................25
         6.8   Beneficial Ownership of Transport America Stock................26

ARTICLE VII
         REPRESENTATIONS AND WARRANTIES OF TRANSPORT AMERICA..................27
         7.1   Organization of Transport America..............................27
         7.2   Ownership and Capitalization of Transport America..............27
         7.3   Corporate Authority............................................28
         7.4   Consents Required; Violations..................................28
         7.5   Transport America's Common Stock...............................28
         7.6   SEC Filings....................................................29
         7.7   Absence of Certain Changes and Events..........................29
         7.8   Licenses; Compliance with Laws, Regulations, Etc...............30
         7.9   Litigation.....................................................30
         7.10  Insurance Policies.............................................30
         7.11  Labor Agreements...............................................30
         7.12  Employees......................................................31
         7.13  Taxes..........................................................31
         7.14  Intellectual Property..........................................32
         7.15  Environmental Matters..........................................32
         7.16  No Finders.....................................................32
         7.17  Disclosure.....................................................32
         7.18  Customers......................................................33

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         7.19  Corporate Records..............................................33
         7.20  Absence of Undisclosed Liabilities.............................33
         7.21  Investment Intent..............................................33

ARTICLE VIII
         AGREEMENTS AND COVENANTS.............................................34
         8.1   Additional Effects; Directors..................................34
         8.2   Due Diligence and Confidentiality..............................35
         8.3   Operation of North Star's Business.............................35
         8.4   Reasonable Efforts.............................................38
         8.5   Solicitation Discussions by North Star.........................39
         8.6   Announcements..................................................39
         8.7   Certain Payments...............................................39
         8.8   Schedules......................................................40
         8.9   Section 338(h)(10) Election....................................40
         8.10  Regulatory Filings.............................................40
         8.11  Tax Matters....................................................40
         8.12  Operation of Transport America's Business......................42
         8.13  Roseau Diesel Services, Inc....................................42

ARTICLE IX
         PUT RIGHT............................................................42
         9.1   Put............................................................42

ARTICLE X
         NON-COMPETE AND NON-SOLICITATION.....................................43
         10.1  Non-Compete and Non-Solicitation...............................43
         10.2  Reasonableness of Restrictions.................................43
         10.3  Remedies.......................................................43

ARTICLE XI
         CONDITIONS TO CLOSING................................................44
         11.1  Conditions to Obligations of North Star and the Shareholders...44
         11.2  Conditions to Obligations of Transport America.................45

ARTICLE XII
         TERMINATION AND FEES.................................................48
         12.1  Termination....................................................48
         12.2  Effect of Termination..........................................49
         12.3  Fees and Expenses..............................................49

ARTICLE XIII
         INDEMNIFICATION......................................................50
         13.1  Survival of Representations and Warranties.....................50
         13.2  Indemnification by North Star and Shareholders.................50

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         13.3  Indemnification by Transport America...........................51
         13.4  Limitation on Indemnification..................................51
         13.5  Method of Asserting Claims.....................................51
         13.6  Limitation on Rights Against Transport America and North Star..52

ARTICLE XIV
         OTHER PROVISIONS.....................................................53
         14.1  Further Assurances.............................................53
         14.2  Complete Agreement.............................................53
         14.3  Waiver, Discharge..............................................53
         14.4  Notices........................................................53
         14.5  Governing Law..................................................54
         14.6  Successors and Assigns.........................................54
         14.7  Amendment......................................................54
         14.8  Extension; Waiver..............................................54
         14.9  Titles and Headings; Construction..............................55
         14.10 Benefit........................................................55
         14.11 Counterparts...................................................55
         14.12 Attorney-in-Fact for Shareholders..............................55
         14.13 Cooperation....................................................55
         14.14 Preservation of and Access to Records..........................55
         14.15 Sales Taxes....................................................56

EXHIBITS:
         B       -     Form of Opinion of Lindquist & Vennum P.L.L.P.
         C       -     Mutual Release
         D       -     Form of Opinion of Moss & Barnett
         E       -     Registration Rights Agreement

SCHEDULES:
         A       -     Insurance Policies, Vehicles, Airplane
         3.3     -     Purchase Price
         5.1     -     Foreign Qualifications
         5.2     -     Ownership and Capitalization of North Star
         5.3     -     Subsidiaries
         5.5     -     Consents
         5.8     -     Taxes
         5.9     -     Absence of Undisclosed Liabilities
         5.10    -     Absence of Certain Changes and Events
         5.11    -     Tangible Assets
         5.13    -     Accounts Receivables
         5.14    -     Real Property
         5.15    -     Contracts
         5.16    -     Licenses, Compliance with Laws, Regulations, Etc.
         5.17    -     Litigation

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         5.18    -     Insurance Policies
         5.19    -     Labor Agreements
         5.20    -     Employees
         5.22    -     Contracts with Related Parties
         5.23    -     Customers
         5.25    -     Environmental Matters
         5.28    -     Banks
         6.8     -     Section 1(d) of Rights Agreement
         7.2     -     Capitalization
         7.9     -     Litigation
         7.10    -     Insurance Policies
         7.12    -     Employees
         7.15    -     Environmental Matters
         8.3     -     Operation of North Star's Business
         8.9     -     Allocation of Purchase Price
         11.1(i) -     Transition Services Agreement

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is made and entered into this 20th day of May, 1998, by and among TRANSPORT CORPORATION OF AMERICA, INC., a Minnesota corporation ("Transport America"), NORTH STAR TRANSPORT, INC., a Minnesota corporation ("North Star"), and the shareholders of North Star listed on
Schedule 5.2 hereto and whose names appear on the signature page hereof (referred to individually as a "Shareholder"; referred to collectively as the "Shareholders").

         WHEREAS, the Boards of Directors of Transport America and North Star and the Shareholders deem it advisable and in the best interests of each corporation and its respective shareholders that Transport America acquire all of the outstanding capital stock of North Star (the "Stock Purchase") in accordance with the provisions of this Agreement in order to advance the long-term business interests of Transport America and North Star; and

         WHEREAS, immediately prior to the Stock Purchase, North Star will consummate the Reorganization;

        NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"1996 Financial Statements" mean as defined in Section 5.7.

"1997 Financial Statements" mean as defined in Section 5.7.

"Acquired Business" means all Business and operations of North Star after the Reorganization but specifically excluding the Divested Business and the Divested Liabilities.

"Adverse Consequences" means all Losses incurred in connection with all actions, suits, proceedings, hearings, investigations, charges, complaints, demands, claims, injunctions, judgments, orders, decrees, and rulings, in each case net of (i) tax effect, (ii) any insurance proceeds received, and (iii) any amounts recovered from third parties by way of subrogation or otherwise. For purposes of determining the tax effect of Adverse Consequences, the marginal combined federal and state income tax rate of Transport America shall be deemed to be thirty-nine percent (39%) and of the Shareholders shall be deemed to be forty-eight percent (48%).

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"Affiliate" and "Affiliated" of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first Person.

"Agreement" means this Agreement and all Exhibits and Schedules hereto.

"Alternative Transaction" means as defined in Section 8.5.

"Audited Statement" means as defined in Section 4.3(b).

"Average Closing Price" means the average of the per share closing sales prices of Transport America's Common Stock on The Nasdaq Stock Market for the fifteen
(15) trading days immediately before the Closing Date.

"Business" means all assets (including Business Assets), operations and business of North Star.

"Business Assets" means all the assets, properties, rights, intents, contract rights, permits, claims and business of North Star immediately after the Reorganization of every kind, nature and description, wherever located, whether now owned or hereafter acquired, whether tangible or intangible, real, personal or mixed, absolute or contingent, known or unknown.

"Capital Stock" means all of the shares of common stock, regardless of series or class, preferred stock, common stock equivalents or any other securities of a Person convertible, exchangeable or exercisable to shares of common or preferred stock of a Person.

"Cash Portion" means as defined in Section 4.1(a).

"Closing" and "Closing Date" mean as defined in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commission" means as defined in Section 7.6.

"Director Candidates" shall mean as defined in Section 8.1.

"Divested Business" means the assets and Liabilities of North Star sold, assigned, transferred or otherwise disposed of by North Star in the Reorganization.

"Divested Liabilities" means any and all debts, Liabilities, commitments, covenants, and obligations (whether known or unknown, contingent or liquidated, disputed or uncontested), if any, which relate to or arise out of the Divested Business, including, but not limited to those Liabilities, if any, set forth on Schedule A.

"Due Diligence Investigation" means as defined in Section 8.2.

"Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance or early retirement plan; or other fringe or employee benefit plan or arrangement; driver compensation plans; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by a specified Person's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA which is not a Multiemployer Plan, and any "welfare plan" as defined in Section 3(l) of ERISA (whether or not any of the foregoing is funded), (i) to which a specified Person or its ERISA Affiliate is a party or by which a specified Person or its ERISA Affiliate is bound; (ii) which a specified Person or its ERISA Affiliate has at any time established or maintained for the benefit of or relating to present or former employees, leased employees or agents, and/or their dependents, or directors of a specified Person or its ERISA Affiliate; or (iii) with respect to which a specified Person or its ERISA Affiliate has made any payments or contributions.

"Environmental Laws or Regulations" means all federal, state, county, municipal, local and other statutes, laws, ordinances, regulations, rules, policies, consent decrees, judicial or administrative orders or other requirements relating to the environment, including but not limited to the air, water, noise, odor, land, soil, pesticides, agricultural or industrial chemicals, hazardous or toxic substances, or wastes or to human health or safety associated with the environment, all as amended or modified from time to time, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9601, et seq.; the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. ss. 6901, et seq.; the Clean Water Act, 33 U.S.C. ss. 1251, et seq.; the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., all as amended from time to time.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means all trades or businesses (whether or not incorporated) which are or, at any time during the period from January 1, 1992 to the present, were members of a group of which a specified Person is or was a member which are or were under common control within the meaning of Code Section 414 (b) or (c) or which are or were treated, together with the specified Person, as a single corporation under Sections (m) and (o) of the Code.

"Exchange Act" means as defined in Section 7.6.

"Facilities" means all real property, together with all buildings, fixtures and improvements thereon, owned (or formerly owned) by a Person or in which a Person has or in the past had any lease, operator or other interest.

"Financial Information" means as defined in Section 5.7.

"GAAP" means as defined in Section 5.7.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Intellectual Property" means letters patent and patent applications; Trademarks (as defined below); copyrights and copyright registrations and applications; and/or discoveries, technology, know-how, trade secrets, processes, formulas, drawings and designs, computer programs or software, and all amendments, modifications, and improvements to any of the foregoing.

"Knowledge" means (A) with respect to a Shareholder, the actual knowledge of such Shareholder, (B) with respect to North Star, the actual knowledge of the Shareholders or any officer, director or key management personnel of North Star, and (C) with respect to Transport America, the actual knowledge of any officer, director or key management personnel of Transport America.

"Liability" means any liability and payment obligation whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated, including any liability for Taxes.

"Liens" means liens, mortgages, charges, claims, security interests, pledges, encumbrances, options, restrictions or third party interests of any nature.

"Losses" shall mean all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities (which in the case of any breach or alleged breach of the representations and warranties contained in Sections 5.25 and 7.15, shall include Liability incurred by a specified Person or its Affiliates for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or civil or criminal penalties in connection therewith), obligations, liens, losses, expense, and fees, including court costs and reasonable attorneys' fees and expenses.

"Material Adverse Effect" means a material adverse effect upon the business, properties, assets, financial condition results of operating or prospects of a specified Person.

"Material North Star Change" means as defined in Section 5.10.

"Merger Agreement" means The Agreement and Plan of Merger by and among North Star, the Shareholders, Transco and Transco's shareholders, and the related Articles of Merger, for the purpose of merging Transco with and into North Star in the Reorganization.

"Multiemployer Plan" means as defined in Section 3(37) of ERISA.

"Net Worth" means North Star's total assets at book value minus its total liabilities after the Reorganization but prior to the Closing in each case as reflected on the Audited Statement, increased by the amount of any sales taxes and licensing fees actually paid or accrued by North Star as a result of the merger of Transco with and into North Star payable on the tractors owned by Transco at the time of the merger.

"North Star Director" means as defined in Section 8.1.

"Purchase Price" means as defined in Section 4.1.

"Purchased Shares" means as defined in Section 2.1.

"Real Property" means as defined in Section 5.14.

"Regulated Substance" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products and their constituents, pesticides, fertilizers, or other substance which is dangerous, toxic, radioactive, corrosive, flammable, infectious, carcinogenic or otherwise hazardous or, which is a pollutant, contaminant, chemical, material, waste or substance regulated by any Environmental Laws or Regulations.

"Reorganization" means the reorganization of North Star consummated immediately prior to the Closing pursuant to the Reorganization Documents and the other reorganization transactions contemplated thereby, whereunder, among other things, (i) first, Transco will be merged with and into North Star, (ii) second, Michael D. Kandris will be issued five percent (5%) of the issued and outstanding shares of Capital Stock of North Star, (iii) third, all of North Star's interests in Transmanagement Insurance Agency, LLC, a Minnesota limited liability company, will be sold, transferred or otherwise disposed of, together with any Liabilities, related to such interests such that North Star has no further Liability, (other than as to be provided in the Transition Services Agreement) or ownership interest with respect thereto; (iv) fourth, all insurance policies on the lives of any Shareholder, Wayne Czeh, Robert Sack and Dennis McCabe described on Schedule A will be transferred out of North Star such that North Star has no further Liability or ownership interest with respect thereto; (v) fifth, any interest of North Star in those vehicle used by a Shareholder and described on Schedule A will be transferred or assigned from North Star together with any insurance policy on such vehicles, if any, such that North Star has no further Liability or ownership interest therefor; and
(vi) sixth, any interest of North Star in an airplane currently owned by North Star and described on Schedule A will be transferred from North Star together with any insurance policy on such airplane, if any, such that North Star has no further Liability or ownership interest with respect thereto.

"Reorganization Documents" means the Merger Agreement, the Assignment of Membership Interest by and among Transmanagement Insurance Agency, LLC, North Star and the Shareholders for the purpose of divesting North Star's member interests in Transmanagement Insurance Agency, LLC, a Minnesota limited liability company, and all other documents, resolutions, instruments, assignments, bills of sale (including the aircraft bill of sale) and agreements, however titled, to be executed and delivered to effectuate the Reorganization as contemplated by this Agreement.

"Rights Agreement" means as defined in Section 6.8.

"SEC Documents" mean as defined in Section 7.6.

"Section 338 Election" means as defined in Section 4.2.

"Securities Act" means as defined in Section 6.7(a).

"Shareholders' Representatives" means the Persons designated in Section 14.12 as the Shareholders' attorneys-in-fact for purposes of this Agreement.

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"Stock Portion" means as defined in Section 4.1(b).

"Stock Purchase" means as defined in the Recitals to this Agreement.

"Taxes" means all taxes, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any federal, state, local or foreign governmental authority.

"TCA Net Worth" means Transport America's total assets minus its total liabilities in each case as reflected on Transport America's audited consolidated financial statements for the year ended December 31, 1997.

"Trademarks" means all tradenames, trademarks or service marks, and all registrations and applications related thereto, common law trademarks, and all goodwill associated therewith.

"Transaction Documents" means this Agreement, the Mutual Release substantially in the form attached hereto as Exhibit C, the Registration Rights Agreement substantially in the form attached hereto as Exhibit E, the three separate Lease Agreements expressly contemplated by Sections 11.1(j) and 11.2(j) hereto, the Reorganization Documents, and the Transition Services Agreement provided for in
Section 11.1 and all agreements entered into pursuant to such Transition Services Agreement.

"Transco" means Transco, Inc., a Minnesota corporation, which will be merged into North Star in the Reorganization.

         1.2 Definitional Provisions.

                  (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                  (d) References in this Agreement to times of the day shall be to Minneapolis, Minnesota time.

                  (e) The term "Person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization, other entity or group, or government or any department or agency thereof.

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

         2.1 Purchase and Sale of Capital Stock. Subject to the terms and conditions herein set forth, each Shareholder agrees to sell, transfer and convey to Transport America, and Transport America agrees that it will purchase from each Shareholder, on the Closing Date, the shares of Capital Stock of North Star set forth on Schedule 3.3 hereto, which shares will then constitute all the issued and outstanding shares of Capital Stock of North Star, for the aggregate purchase price set forth in Article IV hereof (all of the shares of Capital Stock being purchased pursuant hereto being referred to herein as the "Purchased Shares").


                                   ARTICLE III
                                     CLOSING

         3.1 Place and Date of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lindquist & Vennum P.L.L.P. as soon as practicable after satisfaction of the conditions stated in Article XI, hereof (the "Closing Date"). All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         3.2 Facilitation of Closing. Between the date of this Agreement and the Closing Date, the parties to this Agreement must take all actions reasonably necessary to promptly facilitate the Closing.

         3.3 Delivery of Stock Certificates. At the Closing, each Shareholder shall deliver to Transport America all certificates representing the Purchased Shares owned by such Shareholder, duly endorsed for transfer. At the Closing, North Star shall deliver to Transport America all agreements, certificates or other documents evidencing any option, warrant or other right to purchase stock or other securities of North Star, in each case duly endorsed for transfer or cancelled, as appropriate, in accordance with their respective terms. At the Closing, Transport America shall deliver to each Shareholder (i) certificates representing that Shareholder's portion of the Stock Portion (subject to a hold-back of an aggregate of 65,000 shares as provided in Section 4.3 (the "Hold-Back Shares"), with respect to which shares the Shareholders shall execute and deliver to Transport America at Closing stock powers duly endorsed in blank) and (ii) immediately available funds representing that Shareholder's portion of the Cash Portion. North Star shall deliver to Transport America, at least 5 business days prior to the Closing, Schedule 3.3 to this Agreement (prepared in accordance with Section 4.1), fully completed, to allow Transport America sufficient time to comply with its obligations under this Section, including the holders of, and number of shares constituting, the Hold-Back Shares. No scrip or fractional shares of Transport America's Common Stock shall be issued to any Shareholder. In lieu of a fractional share, a Shareholder shall be entitled to receive an amount in cash equal to the product of (i) the fraction of a share of Transport America's Common Stock the Shareholder is entitled to receive and (ii) the Average Closing Price.

                                   ARTICLE IV
                                 PURCHASE PRICE

         4.1 Purchase Price. Each Shareholder of North Star will, at the Closing, receive from Transport America that portion of the aggregate Cash Portion and the aggregate Stock Portion (subject to the Hold-Back Shares being held by Transport America as provided in Section 4.3, with respect to which shares the Shareholders shall have executed and delivered to Transport America at Closing stock powers duly endorsed in blank) of the Purchase Price set out opposite their respective names on Schedule 3.3, as more specifically set forth on Schedule 3.3 and calculated as follows:

                  (a) CASH PORTION. The aggregate cash portion of the Purchase Price shall be Fifteen Million Eight Hundred Thousand and no/100 Dollars ($15,800,000) (the "Cash Portion").

                  (b) STOCK PORTION. The aggregate stock portion of the Purchase Price shall be 1,200,000 shares of Common Stock of Transport America (the "Stock Portion"), of which the 65,000 Hold-Back Shares shall be held back by Transport America with stock powers duly endorsed in blank by the Shareholders and released upon acceptance of the Audited Statement after adjustments, if any, reflecting any decrease resulting from a Deficit as provided in Section 4.3.

         4.2 Additional Consideration. The parties hereto have agreed to structure the Stock Purchase as a purchase of all the outstanding Capital Stock of North Star with an election pursuant to Section 338(h)(10) of the Code (the "Section 338 Election"), such that receipt of the Stock Portion will be a taxable event to the Shareholders and Transport America will for income tax purposes be able to record North Star's assets on its books at the portion of Purchase Price allocated thereto pursuant to Section 8.9 hereof and fully amortize for federal income tax purposes the portion of the Purchase Price allocated to good will pursuant to Section 8.9 hereof.

         Recognizing the tax benefits to Transport America and the tax detriments to Shareholders as a result of the Section 338 Election, Transport America shall pay the Shareholders in cash the following amounts in addition to the Purchase Price.

         At the end of each of Transport America's fiscal quarters commencing June 30, 1999 and lasting until the Put right set forth in Article IX first becomes exercisable, Transport America will pay the Shareholders in the aggregate the amount calculated by multiplying Ninety Thousand Seven Hundred Twenty and no/100 Dollars ($90,720) by a fraction, the numerator of which is the aggregate number of shares underlying the Stock Portion still owned by the Shareholders at the end of the relevant fiscal quarter and the denominator of which is 1,200,000. Each such payment shall be made by Transport America in immediately available funds within fifteen (15) days of the end of each such fiscal quarter, with the first such payment to be made on or before July 15, 1999; provided, however, that notwithstanding the foregoing, Transport America shall not be required to make such payments until a reasonable time after the Shareholders have provided the information referred to below regarding the number of shares owned at the end of the applicable quarter.

         It is understood by North Star and the Shareholders that the income tax payment obligations of each Shareholder arising out of the receipt of the Purchase Price shall not be or become the tax payment obligations of Transport America by virtue of this Section. In addition, Transport America shall not be responsible for the proper allocation of such payments among the Shareholders, but shall pay the applicable amount payable under this section to a single account established for the Shareholders. The Shareholders agree to give Transport America such information as Transport America may reasonably request in order to determine the aggregate number of shares of the Stock Portion that are owned by the Shareholders at the end of the applicable payment period.

         4.3 Net Worth Covenant Adjustment.

                  (a) As set forth in Section 5.30, North Star's Net Worth must be at least $12,500,000. If North Star's Net Worth is less than $12,500,000, the Purchase Price shall be reduced by the difference between $12,500,000 and the actual Net Worth of North Star (such difference being herein referred to as the "Deficit"). Any such Deficit shall be paid by the Shareholders by delivering to Transport America within fifteen (15) days after the Audited Statement has been finally approved and accepted, that number of shares of Transport America's Common Stock calculated by dividing the Deficit by Sixteen and No/100 Dollars ($16.00). For the purpose of paying the Deficit, Transport America shall hold back the 65,000 Hold-Back Shares issued at Closing as part of the Stock Portion. Any Deficit shall first be deducted from the Hold-Back Shares. If the value of the Hold-Back Shares (calculated at $16.00 per share) exceeds the Deficit, Transport America shall deliver the excess Hold-Back Shares to the Shareholders in such manner as the Shareholders' Representatives may reasonably designate. If the Deficit exceeds the value of the Hold-Back Shares, the Shareholders shall deliver to Transport America additional shares of Transport America's Common Stock the value of which (calculated at $16.00 per share) equals such excess.

                  (b) Within sixty (60) days after the Closing Date, the Shareholders shall prepare and cause Larson, Allen, Weishair & Co. ("LAWCO"), North Star's independent public accountants prior to the Closing, to audit and deliver to the Shareholders and Transport America an audited balance sheet of North Star as of the close of business on the Closing Date, together with the opinion of LAWCO thereon (the "Audited Statement"), which Audited Statement shall be (i) prepared to give effect to the consummation of the Reorganization but not to give effect to the Stock Purchase, and (ii) prepared in accordance with GAAP (as hereinafter defined) applied on a basis consistent with the preparation of the 1997 Financial Statements. Transport America and its representatives shall have the right to review the Audited Statement and perform other audit and review procedures, including a review of the working papers of LAWCO relative to preparation of the Audited Statement.

                  (c) The Shareholders hereby represent and warrant to Transport America that the Audited Statement shall (i) be in accordance with the books and records of North Star and Transco as of the Closing, and (ii) be in accordance with GAAP applied on a basis consistent with North Star's audited financial statements for its fiscal year ended December 31, 1997. Transport America shall be deemed to have accepted the Audited Statement unless within twenty (20) days after delivery thereof, it gives written notice to the Shareholders of Transport

America's good faith objection to any item therein. In the event Transport America gives such written notice of good faith objection and the Shareholders and Transport America have not been able to resolve such dispute by a date forty
(40) days after delivery of the Audited Statement to Transport America, either party may require that such dispute be resolved by arbitration under the rules but not under the jurisdiction of the American Arbitration Association by one arbitrator who shall be a certified public accountant and a partner in one of the major accounting firms (with no current or prior relationship to the parties to this Agreement) selected by mutual agreement of the parties. Each party shall bear its own expenses in preparing and reviewing such Audited Statement and in connection with any such arbitration proceeding, provided that North Star may accrue its reasonably estimated portion of such expenses.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                   OF NORTH STAR AND MESSRS. MILLER AND HAGEN

         North Star, Jon Miller and William Hagen, jointly and severally, represent and warrant to Transport America as of the date hereof and as of the Closing Date (unless otherwise stated herein) as follows:

         5.1 Organization. Each of North Star and, until its merger with North Star in the Reorganization, Transco, is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business as a foreign corporation in all jurisdictions where such qualification is necessary and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect upon North Star (which jurisdictions are listed in Schedule 5.1 hereto). North Star has all necessary power and authority to own its properties and assets and conduct the Acquired Business as presently being conducted and had all necessary power and authority to own its properties and assets and conduct its Divested Business prior to the Reorganization. Transco has and, until its merger with North Star in the Reorganization, will have all necessary power to own its properties and assets and conduct its business as presently being conducted. Each of North Star and Transco has heretofore made available to Transport America complete and correct copies of its Articles of Incorporation, and all amendments thereto, and of its Bylaws and any other governing documents or instruments, in each case as in effect immediately prior to the Closing, and true, complete and correct copies of all minutes of meetings and actions of their respective Boards of Directors and any committee thereof and their respective shareholders.

         5.2 Ownership and Capitalization of North Star.

                  (a) The authorized Capital Stock of North Star consists of 100,000 shares of Class A Voting Common Stock, of which there are 50,000 shares issued and outstanding as of the date hereof, and of which there will be 50,000 shares issued and outstanding as of the Closing and 9,900,000 shares of Class B Non-Voting Common Stock, of which there are 4,950,000 shares issued and outstanding as of the date hereof, and of which there will be 5,505,556 shares issued and outstanding as of the Closing. All issued and outstanding shares of Capital Stock of

North Star are validly issued, fully paid, and non-assessable and were not issued in violation of any pre-emptive or similar rights. Until its merger with North Star in the Reorganization, the authorized Capital Stock of Transco consists of 1,000,000 shares of Common Stock, of which there are 10,000 shares issued and outstanding. All issued and outstanding shares of Capital Stock of Transco are validly issued, fully paid and non-assessable and were not issue in violation of any pre-emptive or similar rights. Except as set forth on Schedule
5.2 hereto, there are no voting trust agreements or any other contracts, agreements, arrangements, commitments, plans or understandings to which North Star is a party, restricting or otherwise relating to voting or dividend rights with respect to any shares of North Star's Capital Stock or the transfer of any such shares. Except as set forth on Schedule 5.2 hereto, there are no options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements, obligating North Star to redeem, purchase, issue, transfer or sell any shares of its Capital Stock or any other securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its Capital Stock. Except as set forth on
Schedule 5.2 hereto, there are no declared or accrued but unpaid dividends or distributions payable on any shares of North Star's issued and outstanding Capital Stock.

                  (b) The Shareholders are the sole registered and, except for those Shareholders which are trusts identified on Schedule 5.2, beneficial owners of all issued and outstanding shares of North Star's Capital Stock. The names of such Shareholders and the number of shares of North Star's Capital Stock owned by each Shareholder is fully and correctly set forth on Schedule 5.2 and Schedule 5.2 correctly lists the holders and amounts of all outstanding Capital Stock of North Star. No individual or entity other than the Shareholders is entitled to any portion of the Purchase Price. Schedule 5.2 lists all current principal and income beneficiaries of each trust so identified. The Cash Portion and the Stock Portion to be received by each Shareholder are correctly set forth on Schedule 3.3.

         5.3 Subsidiaries. Except as set forth on Schedule 5.3 hereto, neither North Star nor Transco owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, other than North Star's membership interest in Transmanagement Insurance Agency, LLC which will be divested in the Reorganization.

         5.4 Authority. The execution, delivery and performance of this Agreement by North Star has been duly and validly authorized and approved by all requisite corporate action on the part of North Star's Board of Directors and Shareholders, and North Star has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement. This Agreement and the agreements contemplated hereby have been or will be duly executed on or before the Closing Date and delivered by North Star and will constitute the legal, valid and binding obligation of North Star, enforceable in accordance with its terms.

         5.5 Consents Required; Violations. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not:

                  (a) Conflict with, violate or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation, Bylaws, or other governing instruments of North Star or Transco, any law or regulation, or except as set forth in Schedule 5.5, any material agreement, debt instrument, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which North Star or Transco is a party or by which North Star or Transco, or the Acquired Business or the Divested Business or any of the Business Assets is bound or affected;

                  (b) Require North Star or any of its Affiliates to obtain any affirmative approval, consent, permit, authorization, or other order or action of any court, governmental authority, regulatory body, creditor or any other Person, except as listed on Schedule 5.5;

                  (c) Give any Person with rights under any contract, debt instrument, mortgage, lease, judgment, order, award or decree (or under any other agreement, instrument or restriction) to which North Star or Transco is a party or by which either of them is bound the right to accelerate, terminate, modify or otherwise change the rights or obligations of such Person or of North Star or Transco thereunder, except as listed on Schedule 5.5; or

                  (d) Result in the creation or imposition of any Lien upon any of the Business Assets.

         5.6 Reorganization. The Reorganization has been duly authorized by North Star and any other party thereto. As of the Closing, the Reorganization will have been completed and each of the Reorganization Documents will have been duly authorized, executed and delivered by North Star and the other parties thereto and will constitute the legal, valid and binding obligation of each party thereto. As of the Closing, the Reorganization Documents and other documents delivered and transactions completed in connection with the Reorganization will be legally sufficient to, among other things, (i) merge Transco with and into North Star, (ii) issue five percent (5%) of the issued and outstanding shares of Capital Stock of North Star to Michael D. Kandris, (iii) transfer from North Star all of its interests in Transmanagement Insurance Agency, LLC, a Minnesota limited liability company, without any Liability (other than as to be provided in the Transition Services Agreement) or ownership interest related thereto remaining with North Star; (iv) transfer from North Star all rights and Liabilities to the insurance policies on the lives of any Shareholder, Wayne Czeh, Robert Sack and Dennis McCabe, listed on Schedule A, so that North Star has no further Liability or ownership interest with respect thereto; (v) transfer or assign from North Star all rights and Liabilities relating to vehicles used by any Shareholder together with any Liability for an insurance policy on such vehicles, if any, listed on Schedule A, so that North Star has no further Liability or ownership interest with respect thereto; and
(vi) transfer from North Star all rights and Liabilities to any airplane, listed on Schedule A, together with any insurance policy on such air plane, if any, so that North Star has no further Liability or ownership interest with respect thereto.

         5.7 Financial Statements. North Star has previously furnished Transport America a true and complete copy of audited combined financial statements of North Star, Transco and certain of their Affiliates for the fiscal year ended December 31, 1996 together with notes thereto and auditor's report thereon (the "1996 Financial Statements") and a true and complete copy of audited combined financial statements of North Star, Transco and certain of their Affiliates for the fiscal years ended December 31, 1996 and 1997 together with notes thereto and auditor's report thereon (the " 1997 Financial Statements"). North Star has provided Transport America with unaudited combined monthly financial statements of North Star, Transco and certain of their Affiliates for the three months ended March 31, 1998 (the 1996 Financial Statements, the 1997 Financial Statements, and the March 31, 1998 monthly financial statements are hereafter referred to as "Financial Information"). As of their respective dates, the Financial Information, including the notes thereto, (i) are true, complete and correct in all material respects, (ii) have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently maintained and applied throughout the periods indicated and consistent with past practice, (iii) present fairly and accurately in all material respects the financial position of North Star and Transco at the respective dates of the balance sheets included therein and the results of operations and cash flows of North Star and Transco for the respective periods indicated, (iv) are in accordance with the books and records of North Star and Transco for the respective periods indicated, and (v) do not omit to state or reflect any material fact concerning North Star or Transco required by GAAP to be stated or reflected therein, except that the March 31, 1998 monthly financial statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments.

         5.8 Taxes. North Star filed an election to be treated as an S Corporation effective January 1, 1988, and from that date through the Closing has been and will be fully qualified as an S Corporation under the Code. North Star has in effect with respect to its current taxable year and has had in effect at all times since January 1, 1988, a valid election pursuant to Section 1362(a) of the Code. Transco filed an election to be treated as an S Corporation effective September 18, 1996, and from that date through the Closing has been and will be fully qualified as an S Corporation under the Code. In the event that either North Star's or Transco's Subchapter S Corporation election and status under the Code is held invalid with respect to any period of time prior to the Closing Date and, as a result, either North Star or Transco is required to pay corporate Taxes with respect to any period of time prior to the Closing Date, the Shareholders shall promptly reimburse Transport America for any and all such Tax payments. Subject to the foregoing, North Star, Transco and the Shareholders have timely filed and will timely file all federal, state, county, local and foreign income, excise, property, franchise, and other tax returns which are required to be filed by it and them (in connection with income from North Star and Transco), respectively, with respect to any period of time ending on or before the Closing Date and, subject to the foregoing, have paid or will pay all taxes, if any, with respect to such periods which have or may hereafter become due so that North Star will not have any tax deficiencies, including penalties and interest, assessed against North Star arising from any audit by any tax authority with respect to any period ending on or prior to the Closing Date. Such returns are true, complete and correct in all material respects and copies of the same for the three (3) years ended December 31, 1997 have been delivered to Transport America. Except as set forth on Schedule 5.8, neither North Star nor Transco has received notice of any tax deficiency proposed or assessed against it which has not been paid through settlement or otherwise, and it has not executed any waiver of any statute of limitations on the assessment or collection of any tax. Except as set forth on Schedule 5.8, to the Knowledge of North Star, none of North Star's or Transco's tax returns has been audited by governmental authorities in or during the three most recent full fiscal years of North Star. Except as set forth on Schedule 5.8, neither North Star nor Transco has received any notice of any impending audit by any taxing authority. None of North Star or its Affiliates are subject to or bound by any agreement which imposes an actual or potential tax indemnification obligation on North Star or Transco.

         5.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.9, North Star has no material Liabilities related to the Acquired Business or the Divested Business or the Business Assets, nor, to the Knowledge of North Star, is there any legal basis therefor, except:

                  (a) Liabilities set forth or reserved against (which reserves are adequate) in the Financial Information;

                  (b) Normal Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997; and

                  (c) Liabilities such as contractual obligations which are not required by GAAP to be disclosed in the Financial Information.

         5.10 Absence of Certain Changes and Events. Except as disclosed on
Schedule 5.10, since December 31, 1997, there has been no material change in the assets, Liabilities, employee relations, customer relations or vendor relations, prospects, operations or condition, financial or otherwise, of North Star or the Acquired Business from that reflected in the Financial Information, other than changes in the ordinary course of business consistent with past practices which have not materially adversely affected any of North Star's assets or materially increased any of the Liabilities of the Acquired Business. Without limiting the generality of the foregoing, except as disclosed on Schedule 5.10, since December 31, 1997, North Star or Transco has not:

                  (a) entered into any transaction or agreement or incurred any material obligation or Liability connected with the Business, other than transactions in the ordinary course of business consistent with past practice;

                  (b) mortgaged, pledged or subjected to any Lien (except Liens for taxes not yet due and the security interest claimed by North Star's lenders in certain after-acquired property) any of North Star's or Transco's assets;

                  (c) sold, assigned or otherwise transferred, or authorized the sale, assignment or other transfer of, any of North Star's or Transco's assets, other than transactions in the ordinary course of business consistent with past practice and other than as set forth in the Reorganization Documents or provided for in Schedule 8.3;

                  (d) suffered any damage, destruction or loss (whether or not covered by insurance) affecting any of North Star's material assets or the Acquired Business;

                  (e) waived or relinquished any rights of substantial value relating to North Star's assets or the Acquired Business or the Liabilities attributable to the Acquired Business without adequate consideration;

                  (f) amended in any respect adverse to North Star or the Acquired Business or terminated, orally or in writing, any material contract, agreement or order included in or relating to the Business Assets or the liabilities attributable to the Acquired Business, or received notice of amendment or termination of any such contract, agreement or order;

                  (g) made or authorized any loan, borrowing, investment, advance or guaranty (except advances or credits to customers, suppliers or vendors in the ordinary course of business consistent with past practices), or made or authorized any capital expenditure of a material nature which is inconsistent with past practices;

                  (h) made any material change in the methods, price or terms of sale of the products and services sold in the conduct of the Acquired Business;

                  (i) canceled or terminated or suffered the cancellation or termination of any relationship with any material customer, supplier or distributor or given or received any notice that any such relationship may be canceled or terminated;

                  (j) become a party to, settled or agreed to settle any litigation, action or proceeding relating to the Acquired Business before any court, arbitrator or governmental body;

                  (k) increased any compensation or other benefit payable to current or former employees, consultants or independent contractors of the Acquired Business other than in connection with customary periodic evaluations and consistent with past practices;

                  (l) suffered any change, event or condition which, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect on North Star or the Acquired Business;

                  (m) paid or agreed to pay any brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                  (n) made any change in accounting methods or practices (including without limitation any change in depreciation or amortization policies or rates);

                  (o) revalued any of North Star's or Transco's assets;

                  (p) accepted any cancellation of any of the material debts or claims of North Star or Transco regarding the Acquired Business;

                  (q) taken any action or inaction which has caused or will with notice, the passage of time or both, cause a breach or default in any material contract, obligation, lease or license to which North Star or Transco is a party or by which North Star or Transco and/or North Star's or Transco's assets are bound;

                  (r) made any purchase commitment by or on behalf of the Acquired Business in excess of the normal, ordinary and usual requirements of the Acquired Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry;

                  (s) accelerated collection of any account receivable, whether or not by offering a discount or other accommodation to its customers or other debtors;

                  (t) hired or engaged any independent contractor to render services to the Business in amounts which are inconsistent with past practices; or

                  (u) entered into any written or oral agreement or made any commitment to take any action described in clauses (a) through (t) above.

         Each of the changes, events and actions described in this Section 5.10 shall herein be individually referred to as a "Material North Star Change" and shall collectively be referred to as "Material North Star Changes."

         5.11 Tangible Assets. As of the Closing Date and except as set forth on
Schedule 5.11, all right, title and interest in and to all tangible Business Assets is owned by North Star, free and clear of any Liens. To the Knowledge of North Star, the tangible Business Assets are generally suitable for the uses for which intended, are free from material defects and in reasonable operating condition (ordinary wear and tear excepted). Except as set forth on Schedule 5.11, to the Knowledge of North Star, all material items of machinery and equipment used in the Acquired Business meet the manufacturer's or North Star's written performance standards for such machinery or equipment. All material tangible Business Assets are being and have been serviced and maintained in all material respects in accordance with industry standards and to the Knowledge of North Star, in a manner that would not void or limit the coverage of any warranty thereon, and to the Knowledge of North Star, neither North Star nor any of its Affiliates has taken or failed to take any other action which would void or limit any warranty coverage on any material tangible Business Assets or which would have a Material Adverse Effect on North Star. As of the Closing, North Star has no Liability or ownership interest in any tangible asset of the Divested Business other than as to be provided in the Transition Services Agreement.

         5.12 Intellectual Property. North Star owns or licenses all Intellectual Property that is material or necessary to the Acquired Business as it is currently being conducted. The Acquired Business as currently conducted does not infringe, misuse, misappropriate or conflict with the Intellectual Property rights of others in a way which is likely to have a Material Adverse Effect on North Star.

         5.13 Accounts Receivable. Except as set forth on Schedule 5.13, as of the Closing Date, all right, title and interest in and to all accounts receivable of the Acquired Business will be owned by North Star, free and clear of any Liens. Except to the extent of reserves for bad debts to be reflected in the Audited Statement (which reserves shall be adequate), the aggregate amount of accounts receivable reflected on the Audited Statement will be valid and collectible in the ordinary course of business within 90 days after the Closing.

         5.14 Real Property.

                  (a) Schedule 5.14 identifies all real property owned or leased by North Star or Transco and used in connection with the Acquired Business (the "Real Property"). Except (i) as set forth on Schedule 5.14, (ii) for municipal zoning ordinances and land use restrictions, (iii) for recorded easements and covenants, (iv) as set forth in the applicable leases, and (v) for general real estate taxes and assessments levied in the year of Closing, there are no material Liens respecting any of the Real Property. North Star has valid and subsisting leasehold interests in all leases used in the Acquired Business (as presently conducted). As of the Closing Date, North Star will have no ownership or leasehold interest, and will have no Liability, with respect to any real property owned, leased or used in connection with the Divested Business.

                  (b) The buildings, structures and improvements included with the Real Property are in all material respects structurally sound and in good condition and repair (ordinary wear and tear excepted), and all material mechanical, electrical, heating, air conditioning, sewer, water and plumbing systems are in proper working order.

                  (c) To the Knowledge of North Star, neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned or otherwise taken by any public authority, with or without payment or compensation therefor, nor has North Star been notified of any proposed condemnation or other taking.

                  (d) All utilities required for the current operation of the improvements on the Real Property are installed and operating, all installation and connection charges have been paid in full. North Star has received no actual notice of actual or threatened reduction, curtailment or limitation on use of any utility service now supplied to the Real Property.

                  (e) The zoning, deed restrictions, covenants and applicable laws and ordinances applying to the Real Property permit the presently existing improvements and a continuation of the Business presently being conducted on such property.

                  (f) No portion of the Real Property is located in a flood plane or flood hazard area or in a designated wetlands area, and no portion of the Real Property has been used as a landfill.

                  (g) No material default or breach by North Star exists under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Real Property or any portion thereof. No deed restriction, or other condition applying to the Real Property contains a forfeiture provision.

                  (i) To the Knowledge of North Star, no special assessments or reassessments of the Real Property are planned or threatened.

         5.15 Certain Contracts, Leases, Agreements, Etc. Schedule 5.15 identifies each lease, contract, agreement or other commitment, written or otherwise, to which North Star will be a party after the Reorganization involving:

                  (a) The purchase of (x) any services, raw materials, components, or supplies involving more than $25,000 per contract or series of similar contracts per year, or (y) any machinery or equipment involving more than $25,000 per contract or series of similar contracts per year.

                  (b) The sale of any material assets, products or services other than in the ordinary course of business (including customer purchase orders, promotional plans, price lists, and current catalogues), which is not yet fully performed, or any contract for North Star's provision of warranties, sales credits, discounts on services, advertising allowances, promotional services or other commitments relating to its Business other than in the ordinary course of business; or

                  (c) Any dealer, distributor, broker, agent, sales representative or any other agreements or authorizations for the sale of any of North Star's products or services, identifying which agreements or commitments cannot be terminated upon less than 90 days notice, with or without cause by North Star, without Liability.

                  (d) Any powers of attorney granted by North Star or any of the Shareholders or any other authorizations of third Persons to act as agents for North Star (other than customary Independent Contractor Agreements with North Star's owner-operators).

                  (e) Any license or lease agreements other than customary Independent Contractor Agreements with North Star's owner-operators which, individually or in the aggregate, are material to North Star.

                  (f) Any guarantees or other documents, instruments or contracts pursuant to which North Star is obligated for the debts or commitments of a third party.

                  (g) The granting or sufferance of any Lien.

                  (h) Any agreements regarding the decertification of any union or North Star's responsibilities with respect thereto.

                  (i) Any contract of employment (other than with at-will employees terminable at any time with no Liability other than as provided in the Employee Plans) or for consulting or management services.

                  (j) Any contract which provides for the receipt (other than normal customer transportation contracts) or expenditure by North Star in excess of $25,000 during that portion of its term which follows the Closing Date.

                  (k) All outstanding notes, evidences of indebtedness, conditional sales contracts, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed by North Star or Transco or credit terms extended to North Star or Transco, or for money lent or credit extended by North Star or Transco (excluding normal trade credit and normal operating advances to independent contractors) written or otherwise, and all amendments or modifications, if any, thereof.

                  (l) Any contract or agreement other than customary Independent Contractor Agreements with North Star's owner-operators which imposes an actual or potential indemnification obligation on North Star.

                  (m) Any other contract or agreement which is material to North Star.

         As of the Closing, North Star will have no Liability with respect to any contractual obligation of the Divested Business other than as to be provided in the Transition Services Agreement.

         5.16 Licenses, Compliance with Laws, Regulations, Etc. Schedule 5.16 identifies all material permits, licenses, approvals or similar permissions obtained by North Star and Transco or required by applicable law for the conduct of the Acquired Business, including those required for North Star and Transco under any Environmental Laws or Regulations. Except as set forth on Schedule 5.16, North Star possesses all material, permits, licenses and other approvals and authorizations which are necessary or required by law for the conduct of the Acquired Business as currently being conducted or operated, and all of such licenses, permits and other approvals and authorizations are, and will be as of the Closing Date, in good standing, full force and effect and shall not be adversely affected by the consummation of the transactions hereby contemplated. The operations of the Acquired Business have complied, and are in compliance, in all material respects with all such permits, licenses, approvals and authorizations and applicable laws (including but not limited to, Environmental Laws and Regulations, common law, federal and state regulations respecting driver records and compliance practices, and safe and legal operation of a for-hire public carrier), statutes, ordinances, orders, decrees, rules, regulations, interpretations and requirements promulgated by governmental or other authorities binding on North Star. Except as set forth on Schedule 5.16, North Star's safety rating, pursuant to the rules and regulations of the U.S. Department of Transportation is satisfactory.

         5.17 Litigation. Except as set forth in Schedule 5.17, there is no action, lawsuit, claim, proceeding, arbitration, mediation or investigation of any kind pending, or, to the Knowledge of North Star, threatened against, by, or affecting North Star, the Business, any Business Asset, any Facility or any Shareholder which if decided adversely against North Star or any Shareholder could reasonably be expected to have a Material Adverse Effect upon North Star, the Acquired Business, the Business Assets or the validity of the transactions contemplated by this Agreement. Neither North Star nor any Shareholder, is in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to North Star, the Acquired Business, or the Business Assets. No suit, action or other proceeding is pending or, to the Knowledge of North Star, threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventually result in any such suit, action or other proceeding is pending or, to the Knowledge of North Star, threatened. Except as set forth on Schedule 5.17, no Shareholder or any of their Affiliates has taken any action which will result in any action, lawsuit, claim, proceeding, arbitration, mediation or investigation of any kind against North Star, the Business, any Business Asset or any Facility of North Star and which could reasonably be expected to have a Material Adverse Effect on North Star, the Business, any Business Asset or any such Facility.

         5.18 Insurance Policies. Schedule 5.18 hereto identifies all policies of insurance relating to the Acquired Business. Such policies are in full force and effect, all premiums due thereon on or before the Closing Date will have been paid or accrued. North Star and its Affiliates have complied with the provisions of such policies in all material respects. No notice of cancellation or non-renewal with respect to any insurance policy has been received by North Star or any of its Affiliates. Except as set forth on Schedule 5.18, there are no pending claims against such insurance policies involving an amount in excess of $75,000. North Star has not received any notice from its insurance carrier disclaiming coverage as to any claims pending against its insurance policies which would otherwise be within the scope of such policies. Schedule 5.18 identifies all claims paid or settled within the past three years or currently pending against North Star's insurance policies, involving an amount in excess of $75,000. To the Knowledge of North Star, North Star's insurance policies provide adequate insurance coverage for the Acquired Business of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. Except as set forth on Schedule 5.18, as of the Closing, North Star will have no Liability with respect to any insurance policy covering or relating to any aspect of the Divested Business or any of its Affiliates prior to the Reorganization other than as to be provided in the Transition Services Agreement.

         5.19 Labor Agreements. Except as specifically set forth in Schedule 5.19: (i) Neither North Star or Transco is a party to any collective bargaining agreement with any labor organization or to any other agreement or understanding containing any severance pay liabilities or obligations; (ii) there is no unfair labor practice claim pending or, to the Knowledge of North Star, threatened against North Star or Transco and to the Knowledge of North Star, there is no basis for any such claim; (iii) there is not currently pending or, to the Knowledge of North Star, threatened any demand for recognition from any labor union with respect to, and North Star has no Knowledge of any attempt that has been made or is being made to organize, any employees; and (iv) within the three
(3) year period preceding the date of this Agreement, neither North Star nor Transco has experienced any strike, slow-down, work stoppage or lockout, by or with respect to any of its employees.

         5.20 Employees. Schedule 5.20 sets forth a list of all Employee Plans of North Star and Transco. Except as specifically set forth in Schedule 5.20:

                  (a) Each of North Star's and Transco's Employee Plans has been consistently administered in substantial compliance with its terms and provisions and with all applicable laws and regulations, including the Code and ERISA; each Employee Plan of North Star and Transco which is an employee pension plan as defined in Section 3(2) of ERISA meets the applicable requirements for qualification under Section 401(a) and for exemption under Section 501(a) of the Code. All reports required under ERISA or any other law or regulation to be filed by North Star or any ERISA Affiliate have been duly filed with the relevant governmental body, and all such reports are true and correct as of the date given in all material respects, and all Employee Plans have timely complied in all material respects with the disclosure of information regarding the Employee Plans required under Title 1 of ERISA.

                  (b) All contributions required to be made prior to the Closing Date to any Employee Plan of North Star and Transco have been paid or accrued for and neither North Star nor Transco has any liability for any Employee Plans or any Multiemployer Plans that has not been provided for through contributions, insurance or by appropriate accrual on the Closing Date which have arisen or accrued prior to the Closing.

                  (c) Neither North Star nor Transco has engaged in any nonexempt "prohibited transaction" within the meanings of Sections 503 and 4975 of the Code or Section 406 of ERISA.

                  (d) North Star or Transco is not and has never been (i) a party or contributor to, or incurred withdrawal liability under Section 4201 of ERISA with respect to, any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), or (ii) a party or contributor to any plan maintained by more than one employer (as described in Section 413(c) of the Code).

                  (e) There are no lawsuits or claims brought by any present or former North Star or Transco employee against North Star or Transco or any of their respective Employee Plans which have not been finally resolved, and there are no claims or assessments pending or to the Knowledge of North Star threatened against North Star or Transco or any of their respective Employee Plans by any present or former North Star or Transco employee or governmental entity other than claims for benefits in the normal course.

                  (f) To the Knowledge of North Star, no employee of North Star or Transco whose total remuneration for the last fiscal year was, or for the current year has been set at, in excess of $50,000 is subject to or otherwise restricted by any employment or noncompetition agreement between such employee and a former employer of such employee. To the Knowledge of North Star, no other employee of North Star or Transco is subject to or otherwise restricted by any employment or noncompetition agreement between such employee and a former employer of such employee.

                  (g) At no time since January 1, 1992, to the Closing Date were there any entities which were or are considered to be a single employer with North Star or Transco under Code Section 414.

                  (h) Except as otherwise expressly provided in North Star's and Transco's Employee Plans or as otherwise required by applicable law, no condition exists that would materially increase the expense to the employer whose employees are covered under any of North Star's or Transco's Employee Plans nor does any condition exist which would prevent the amendment or termination of any such Employee Plan.

                  (i) The consummation of this transaction does not (i) entitle any North Star or Transco employee to severance pay or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee, or (iii) trigger any change in control or similar provision in any Employee Plan, agreement or collective bargaining agreement by which North Star or Transco is bound.

                  (j) North Star and Transco are in substantial compliance with all applicable federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, occupational health and safety, health and welfare insurance, collective bargaining, discrimination, and the payment of withholding and social security taxes, and North Star or Transco is not liable for any arrears of wages, or any tax or penalties, for failure to comply with any of the foregoing. North Star or Transco is not in receipt of any complaint, demand letter or charge issued by any federal, state or local agency alleging a violation of any law, regulation or ordinance respecting employment or employment practices, nor has North Star or Transco heretofore incurred any liability under the Workers Adjustment and Retraining Notification Act or similar state law or regulation, any of the foregoing of which could reasonably be expected to have a Material Adverse Effect on North Star or Transco.

                  (k) North Star has furnished Transport America the name and current annual salary rate of each director and officer of North Star and Transco and each employee whose total remuneration for the last fiscal year was, or for the current year has been set at, in excess of $50,000. Schedule 5.20 sets forth such information and a summary of the bonuses and additional compensation paid with respect to the fiscal year ended December 31, 1997 or authorized to be paid in the current fiscal year. Schedule 5.20 sets forth (i) the names of all former employees whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period to which North Star or Transco has any continuing obligation or Liability; and (ii) the names of all employees of North Star or Transco who are on a short or long term disability, workers' compensation disability, sick leave, personal leave or is otherwise unable to return to work prior to Closing, the expected duration of their disability or leave, and any benefits to which such individuals are entitled as of the Closing.

         5.21 No Finders. No act of North Star or any Shareholder has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

         5.22 Contracts with Related Parties. Except as specifically set forth in Schedule 5.22, there are no agreements or contracts by and among North Star, Transco and any of North Star's officers, directors, Shareholders or any entity in which any officer, director or Shareholder owns a more than five percent (5%) equity interest.

         5.23 Customers. Except as specifically set forth in Schedule 5.23, no single customer of North Star or Transco accounted for over five percent (5%) of revenues during the fiscal year ending December 31, 1997; and North Star has no Knowledge or information indicating that any material customer of the Business intends to cease doing business with North Star or Transco or decrease the amount of business it does with North Star or Transco in any material respect.

         5.24 Relations with Suppliers. Since December 31, 1997, no supplier of North Star or Transco has canceled or curtailed any material contract or order for, provision of, and, to the Knowledge of North Star, there has been no threat by any supplier not to provide, material raw materials, products, supplies, or services. North Star believes that its relationships with suppliers to the Acquired Business are good, and North Star has no Knowledge of facts which would reasonably lead North Star to conclude that any such relationship, or the ability of any such supplier to perform its obligations, may be in jeopardy or result in any material liability to North Star. To North Star's Knowledge, North Star has no material Liability for the failure of any suppliers to comply with any applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities, and North Star does not have any Knowledge of any failure by any such supplier to so comply.

         5.25 Environmental Matters.

                  (a) No above ground or underground tanks (whether or not currently in use) are located under, in or on any Facility of North Star or Transco, or have been located under, in or on any such Facility and have subsequently been removed or filled, except for those listed and described on
Schedule 5.25. To the extent storage tanks exist on or under any Facility of North Star or Transco, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance in all material respects with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

                  (b) North Star has provided and disclosed to Transport America all reports, information, notices and communications, written or oral, in North Star's possession or of which North Star has Knowledge pertaining to the environmental condition of any Facility of North Star and Transco or the remediation of any contamination thereof. North Star does not have Knowledge of any material expenditures or other actions required to bring its or Transco's Facilities in compliance with the Environmental Laws or Regulations.

                  (c) Except as set forth in Schedule 5.25, no Facility of North Star or Transco has been used by North Star or, to the Knowledge of North Star, any other Person to generate, manufacture, refine, transport, treat, store, handle or dispose of any Regulated Substance in violation of any Environmental Law or Regulation. To the Knowledge of North Star, North Star's or Transco's Facilities have not been impacted by any release or threatened release of a Regulated Substance and they do not contain any condition which could reasonably be expected to result in a claim, right of action or recovery by any Person or entity under any Environmental Laws or Regulations.

         5.26 Absence of Certain Business Practices. To the Knowledge of North Star, neither North Star nor Transco nor any officer, employee or agent of North Star or Transco, nor any other Person acting on their behalf, has directly or indirectly, within the past three years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee, a candidate for a political office, or other Person who is or may be in a position to help or hinder business (or assist North Star or Transco in connection with any actual or proposed transaction) which could reasonably be expected to subject North Star or Transco to any damage or penalty in any civil, criminal or governmental litigation or proceeding or pursuant to Foreign Corrupt Practices Act.

         5.27 Corporate Records. The corporate minute books and related records of North Star and Transco are complete in all material respects and correctly reflect all corporate actions taken by them at all meetings or through written action and correctly record all resolutions.

         5.28 Banks and other Depositories. Schedule 5.28 sets forth a correct and complete list of the names and account numbers of each of North Star's and Transco's bank accounts, brokerage accounts, savings accounts, certificates of deposit and similar cash investments, and safe-deposit boxes, together with the identification of Persons authorized to withdraw or otherwise deal with them.

         5.29 Disclosure. No representation or warranty by North Star in this Agreement, and no information disclosed in the Schedules supplied by North Star contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         5.30 Net Worth. North Star's Net Worth as to be reflected in the Audited Statement shall be at least $12,500,000.


                                   ARTICLE VI
             PERSONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each of the Shareholders hereby represents and warrants to Transport America, severally and not jointly, and only to the extent that such representations and warranties relate specifically to such Shareholder, as of the date hereof and as of the Closing Date (unless otherwise stated herein) as follows, it being understood that no Shareholder is hereby making any representations with respect to any other Shareholder:

         6.1 Ownership of North Star. Schedule 5.2 correctly and completely sets forth the total number of any and all shares of North Star's Capital Stock held by such Shareholder and such Shareholder has no other equity interest in North Star. Such Shareholder is the sole record and, except for those Shareholders which are trusts identified on Schedule 5.2, beneficial owner of such shares, has the right to vote such shares (if such shares are voting) and exercise all other rights and powers with respect thereto, has good and marketable title thereto free from any Liens, and except as set forth on Schedule 5.5, has the unrestricted right to convey such shares to Transport America without the consent of any third party. Schedule 5.2 lists all current income and principal beneficiaries of each trust identified on such Schedule. Except as set forth on
Schedule 5.2, there is no restriction, subscription, option, warrant, right, call, contract, voting trust, irrevocable proxy, voting arrangement, commitment, understanding or agreement relating to the sale, voting or transfer of any of the shares of North Star's Capital Stock held by such Shareholder.

         6.2 Authority. The execution, delivery and performance of this Agreement by such Shareholder has been duly and validly authorized and approved by all requisite action on the part of such Shareholder, and such Shareholder has all requisite power and authority to do and perform all acts and things required to be done by such Shareholder under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

         6.3 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of elimination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien of any kind upon any of the shares of North Star's Capital Stock owned by such Shareholder under, or require any consent, authorization or approval under (i) any provision of any organizational documents of such Shareholder or (ii) any judgment, order or decree or any statute, law, ordinance, rule or regulation applicable to such Shareholder.

         6.4 Litigation. There is no action, lawsuit, proceeding, or investigation of any kind pending, or, to the Knowledge of any such Shareholder, threatened by or before any court or governmental agency or panel or tribunal of any type in which it is sought to restrain or prohibit or to obtain damage or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby by such Shareholder or with respect to such Shareholder's shares of Capital Stock of North Star.

         6.5 Brokers or Finders. Such Shareholder has not engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement, and no Person has or will have in connection with such transactions, as a result of the actions of such Shareholder, any right, interest or valid claim against or upon North Star or Transport America for any commission, fee or other compensation as a finder or broker thereof.

         6.6 Disclosure. No representation or warranty by such Shareholder in this Agreement, and no information disclosed in the Schedules to this Agreement supplied by any of them, contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         6.7 Investment Intent.

                  (a) Each Shareholder who will receive Transport America's Common Stock has sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the merits and risks of the transactions contemplated by this Agreement or has relied for advice on a qualified purchaser representative as defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). However, nothing in this Section
6.7 shall have any bearing on or mitigate, dilute or compromise in any manner any of the representations, warranties, indemnities, agreements or covenants contained elsewhere in this Agreement or any of the agreements contemplated hereby.

                  (b) Each Shareholder has been given access to information requested by such Shareholder regarding Transport America, including the opportunity to ask questions of and receive answers from the officers of Transport America concerning the present and proposed activities of Transport America and to obtain the information which such Shareholder deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and each Shareholder has made his, her or its own independent investigation of Transport America and the merits and risks of the transactions contemplated by this Agreement.

                  (c) Each Shareholder is acquiring Transport America's Common Stock for his, her or its own account, for investment purposes, and not with a present view to resell or distribute all or any portion of Transport America's Common Stock.

                  (d) Each Shareholder understands that Transport America's Common Stock has not been registered under the Securities Act as of the Closing or under any state securities laws, is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and such certificates will bear a legend in substantially the following form, as well as any other legend that may be required by applicable law:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE (THE "STATE LAWS"), BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS THEREFROM. NO TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE APPROPRIATE STATE LAWS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE SUCH REGISTRATION.

                  (e) Each Shareholder further represents that:

                  (i) Such Shareholder or his, her or its purchaser representative is a sophisticated investor with knowledge and experience in business and financial matters;

                  (ii) Such Shareholder has been provided with the information specified in Rule 502(b)(2)(ii) under the Securities Act, as amended, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding Transport America's Common Stock;

                  (iii) such Shareholder has not been offered Transport America's Common Stock by any form of general advertising or general solicitation; and

                  (iv) such Shareholder is able to bear the economic risk and lack of liquidity inherent in holding Transport America's Common Stock.

        6.8 Beneficial Ownership of Transport America Stock. As of the date hereof, the Shareholders in the aggregate are the Beneficial Owner of 3,000 shares of Transport America's Common Stock. At and after the Closing, no Shareholder shall be a Beneficial Owner of seventeen percent (17%) or more of outstanding shares of Transport America's Common Stock;

provided, however, that this representation and warranty shall not be deemed breached solely as a result of an acquisition by Transport America of its Common Stock which, by reducing the number of outstanding shares, increases the proportionate number of shares beneficially owned by a Shareholder to 17% or more. For purposes of this Section 6.8, "Beneficial Owner" shall have the meaning set forth in Section l(d) of the Rights Agreement (Section 1(d) is attached hereto as Schedule 6.8), dated February 25, 1997, by and between Transport America and Norwest Bank Minnesota, N.A., as the same may be amended or modified from time to time (the "Rights Agreement"). Each Shareholder has been provided with a copy of such definition and has had an opportunity to review it with such Shareholder's legal counsel.


                                   ARTICLE VII
               REPRESENTATIONS AND WARRANTIES OF TRANSPORT AMERICA

         Transport America represents and warrants to North Star and the Shareholders as of the date hereof and as of the Closing Date (unless otherwise stated herein) as follows:

         7.1 Organization of Transport America. Transport America is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and is qualified to do business as a foreign corporation in all jurisdictions where such qualification is necessary and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect upon Transport America. Transport America has all necessary power and authority to own its properties and assets and conduct its business as presently being conducted. Transport America has heretofore made available to North Star complete and correct copies of its Articles of Incorporation, and all amendments thereto, and of its Bylaws and any other governing documents or instruments, in each case as in effect immediately prior to the Closing and true, complete and correct copies of all minutes of meetings of the actions of Transport America's Board of Directors and any committees thereof and of its shareholders.

         7.2 Ownership and Capitalization of Transport America. The authorized Capital Stock of Transport America consists of 15,000,000 shares of Common Stock, of which there are 6,713,144 shares issued and outstanding as of the date hereof and 150,000 shares of Preferred Stock, of which there are no shares issued and outstanding. All issued and outstanding shares of Capital Stock of Transport America are validly issued, fully paid, and non-assessable and were not issued in violation of any pre-emptive or similar rights. Except as set forth on Schedule 7.2, there are no voting trust agreements or any other contracts, agreements, arrangements, commitments, plans or understandings to which Transport America is a party, restricting or otherwise relating to voting or dividend rights with respect to any shares of Transport America's Capital Stock or the transfer of any such shares. Except as set forth on Schedule 7.2 or disclosed in the SEC Documents, there are no options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements, obligating Transport America to redeem, purchase, issue, transfer or sell any shares of its Capital Stock or any other securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its Capital Stock. There are no declared or accrued but unpaid dividends or distributions payable on any shares of Transport America's issued and outstanding Capital Stock.

         7.3 Corporate Authority. The execution, delivery and performance by Transport America of this Agreement and agreements contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Transport America. Transport America has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement. This Agreement and the agreements contemplated hereby have been or will be duly executed on or before the Closing Date and delivered by Transport America and constitutes or will constitute the legal, valid and binding obligation of Transport America enforceable in accordance with its terms.

         7.4 Consents Required; Violations. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not:

                  (a) Conflict with, violate or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation, Bylaws, or other governing instruments of Transport America, any law or regulation, or any material agreement, debt instrument, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which Transport America is a party or by which Transport America or any of its assets is bound or affected;

                  (b) Require Transport America to obtain any affirmative approval, consent, permit, authorization, or other order or action of any court, governmental authority, regulatory body, creditor or any other Person, except as have been obtained as of the Closing Date;

                  (c) Give any Person with rights under any contract, debt instrument, mortgage, lease, judgment, order, award or decree (or under any other agreement, instrument or restriction) to which Transport America is a party or by which it is bound the right to accelerate, terminate, modify or otherwise change the rights or obligations of such Person or of Transport America thereunder; or

                  (d) Result in the creation or imposition of any Lien upon any of the properties or assets of Transport America other than Liens by existing security interest holders on the Business Assets following the Closing.

         7.5 Transport America's Common Stock. As of the Closing Date, the shares of Transport America's Common Stock issuable to the Shareholders as the Stock Portion of the Purchase Price will be duly authorized and, upon issuance, shall be validly issued, fully paid and nonassessable shares of Transport America's Common Stock and will not be issued in violation of any pre-emptive or similar rights. Provided that the representations and warranties of the Shareholders contained in Section 6.8 hereof are and continue to be correct in all respects, the shares of Transport America's Common Stock issuable to the Shareholders pursuant to this Agreement shall be entitled to the rights issued to the holders of Transport America's Common Stock under the Rights Agreement, until the expiration or termination of the Rights Agreement.

         7.6 SEC Filings. Transport America has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (the foregoing materials being collectively referred to herein as the "SEC Documents") on a timely basis, or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which Transport America is a party or by which the property or assets of Transport America is subject have been filed as exhibits to the SEC Documents in accordance with applicable law; Transport America is not in material breach of any such agreement filed as an exhibit to the SEC Documents where such breach could reasonably be expected to have or result in a Material Adverse Effect upon Transport America and, to the Knowledge of Transport America, no other party to any such agreement is in breach of any of its obligations thereunder. The financial statements of Transport America included in the SEC Documents, including the notes thereto, (i) are true, complete and correct in all material respects, (ii) comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (iii) have been prepared in accordance with GAAP consistently maintained and applied throughout the periods indicated and consistent with past practices, except as may be otherwise indicated in such financial statements or the notes thereto, and (iv) present fairly and accurately in all material respects the financial position of Transport America and its wholly-owned subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments, (v) are in accordance with the books and records of Transport America and its wholly-owned subsidiaries for the respective periods indicated, and (vi) do not omit to state or reflect any material fact concerning Transport America and its wholly-owned subsidiaries required by GAAP to be stated or reflected therein. Since the date of the financial statements included in Transport America's last filed Annual Report on Form 10-K for the year ended December 31, 1997, there has been no event, occurrence or development that has had a Material Adverse Effect upon Transport America which has not been specifically disclosed in writing to North Star by Transport America.

         7.7 Absence of Certain Changes and Events. Since December 31, 1997, there has been no material change in the assets, Liabilities, employee relations, customer relations or vendor relations, prospects, operations or condition, financial or otherwise, of Transport America or its business from that reflected in Transport America's Consolidated Financial Statements for the Year Ended December 31, 1997, other than changes in the ordinary course of business consistent with past practices which have not materially adversely affected Transport America's assets or business or materially decreased the TCA Net Worth.

         7.8 Licenses; Compliance with Laws, Regulations, Etc. Transport America possesses all material permits, licenses and other approvals and authorizations which are necessary or required by law for the conduct of its business as currently being conducted, and all of such licenses, permits and other approvals and authorizations are, and will be as of the Closing Date, in good standing, full force and effect and shall not be adversely affected by the consummation of the transactions hereby contemplated. The operations of Transport America's business have complied, and are in compliance, in all material respects, with all such permits, licenses, approvals and authorizations and applicable laws (including but not limited to, Environmental Laws and Regulations, common law, federal and state regulations respecting driver records and compliance practices, and safe and legal operation of a for-hire public carrier), statutes, ordinances, orders, decrees, rules, regulations, interpretations and requirements promulgated by governmental or other authorities binding on Transport America. Transport America's safety rating, pursuant to the rules and regulations of the U.S. Department of Transportation is satisfactory.

         7.9 Litigation. Except as set forth on Schedule 7.9, there is no action, lawsuit, claim, proceeding, arbitration, mediation or investigation of any kind pending, or, to the Knowledge of Transport America, threatened against, by, or affecting Transport America which if decided adversely against Transport America could reasonably be expected to have a Material Adverse Effect upon Transport America or the validity of the transactions contemplated by this Agreement. Transport America is not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to Transport America. No suit, action or other proceeding is pending or, to the Knowledge of Transport America, threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventually result in any such suit, action or other proceeding is pending or, to the Knowledge of Transport America, threatened.

         7.10 Insurance Policies. All current insurance policies of Transport America are in full force and effect, all premiums due thereon on or before the Closing Date will have been paid and any unpaid premiums have been accrued. Transport America has complied with the provisions of such policies in all material respects. No notice of cancellation or nonrenewal with respect to any insurance policy has been received by Transport America. Except as listed on
Schedule 7.10, there are no claims currently pending against Transport America's insurance policies involving an amount in excess of $75,000. To the Knowledge of Transport America, Transport America's insurance policies provide adequate insurance coverage for its business of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. Transport America has not received any notice from its insurance carrier disclaiming coverage as to any claims pending against its insurance policies which would otherwise be within the scope of such policies.

         7.11 Labor Agreements. (i) Transport America is not a party to any collective bargaining agreement with any labor organization; (ii) there is no unfair labor practice claim pending or, to the Knowledge of Transport America, threatened against Transport America and to the Knowledge of Transport America, there is no basis for any such claim; (iii) there is not currently pending or, to the Knowledge of Transport America, threatened any demand for recognition from any labor union with respect to, and Transport America has no Knowledge of any attempt that has been made or is being made to organize, any employees; and (iv) within the three
(3) year period preceding the date of this Agreement, Transport America has not experienced any strike, slow-down, work stoppage or lockout, by or with respect to any of its employees.

         7.12 Employees.

                  (a) Each of Transport America's Employee Plans has been consistently administered in substantial compliance with its terms and provisions and with all applicable laws and regulations, including the Code and ERISA; each Employee Plan of Transport America which is an employee pension plan as defined in Section 3(2) of ERISA meets the applicable requirements for qualification under Section 401 (a) and for exemption under Section 501 (a) of the Code.

                  (b) Transport America is in substantial compliance with all applicable federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, occupational health and safety, health and welfare insurance, collective bargaining, discrimination, and the payment of withholding and social security taxes, and Transport America is not liable for any arrears of wages, or any tax or penalties, for failure to comply with any of the foregoing. Transport America is not in receipt of any complaint, demand letter or charge issued by any federal, state or local agency alleging a violation of any law, regulation or ordinance respecting employment or employment practices, nor has Transport America incurred any liability under the Workers Adjustment and Retraining Notification Act or similar state law or regulation, any of the foregoing of which could reasonably be expected to have a Material Adverse Effect on Transport America.

                  (c) All material employment agreements of Transport America have been filed as exhibits to the SEC Documents.

                  (d) Transport America does not have any material Liability with respect to any of its employees or Employee Plans which have not been fully and fairly disclosed in its SEC Documents.

         7.13 Taxes. Transport America has timely filed all federal, state, county, local and foreign income, excise, property, franchise, and other tax returns which are required to be filed by it and has paid all taxes, if any, which have become due so that Transport America will not have any material tax deficiencies, including penalties and interest, assessed against Transport America arising from any audit by any tax authority with respect to any period ending on or prior to the Closing Date. Such returns are true, complete and correct in all material respects. Transport America has not received notice of any tax deficiency proposed or assessed against it, and it has not executed any waiver of any statute of limitations on the assessment or collection of any tax. To the Knowledge of Transport America, none of Transport America's tax returns is currently being audited by governmental authorities. Transport America has received no notice of any impending audit by any taxing authority. Transport America is not subject to or bound by any agreement which imposes an actual or potential tax indemnification obligation on Transport America.

         7.14 Intellectual Property. Transport America owns or licenses all Intellectual Property that is material or necessary to its business as it is currently being conducted. The business of Transport America as currently conducted does not infringe, misuse, misappropriate or conflict with the Intellectual Property Rights of others in a way which is likely to have a Material Adverse Effect on Transport America.

         7.15 Environmental Matters.

                  (a) No above ground or underground tanks are located under, in or on any Facility of Transport America, or have been located under, in or on any such Facility and have subsequently been removed or filled, except for those listed and described on Schedule 7.15. To the extent storage tanks exist on or under any Facility of Transport America, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance in all material respects with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

                  (b) Transport America has provided and disclosed to North Star all reports, information, notices and communications, written or oral, in Transport America's possession or of which Transport America has Knowledge pertaining to the environmental condition of any Facility of Transport America or the remediation of any contamination thereof. Transport America does not have Knowledge of any material expenditures or other actions required to bring its Facilities in compliance with the Environmental Laws or Regulations.

                  (c) Except as set forth in Schedule 7.15, no Facility of Transport America has been used by Transport America or, to the Knowledge of Transport America, any other Person to generate, manufacture, refine, transport, treat, store, handle or dispose of any Regulated Substance in violation of any Environmental Law or Regulation. To the Knowledge of Transport America, Transport America's Facilities do not contain any condition which could reasonably be expected to result in a material claim, right of action or recovery by any Person or entity under any Environmental Laws or Regulations.

         7.16 No Finders. No act of Transport America has given or will give rise to any claim against North Star or the Shareholders for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

         7.17 Disclosure. No representation or warranty by Transport America in this Agreement, and no information disclosed in the Schedules supplied by it, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         7.18 Customers. Transport America has no Knowledge or information indicating that any material customer of its business intends to cease doing business with Transport America or decrease the amount of business it does with Transport America in any material respect.

         7.19 Corporate Records. The corporate minute books and related records of Transport America are complete in all material respects and correctly reflect all corporate actions taken by them at all meetings or through written action and correctly record all resolutions.

         7.20 Absence of Undisclosed Liabilities. Transport America has no material Liabilities related to its business or assets nor, to the Knowledge of Transport America, is there any legal basis therefor, except:

                  (a) Liabilities set forth or reserved against (which reserves are adequate) in Transport America's audited consolidated balance sheet at December 31, 1997, which is included in the SEC Documents;

                  (b) Normal Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997; and

                  (c) Liabilities such as contractual obligations which are not required by GAAP to be disclosed in the financial statements referred to in subsection (a) above.

         7.21 Investment Intent.

                  (a) Transport America has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement. However, nothing in this
Section 7.21 shall have any bearing on or mitigate, dilute or compromise in any manner any of the representations, warranties, indemnities, agreements or covenants contained elsewhere in this Agreement or any of the agreements contemplated hereby.

                  (b) Transport America has been given access to information requested by Transport America regarding North Star including the opportunity to ask questions of and receive answers from the officers of North Star concerning the present and proposed activities of North Star and to obtain the information which Transport America deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and Transport America has made its own independent investigation of North Star and the merits and risks of the transactions contemplated by this Agreement.

                  (c) Transport America is acquiring North Star's Capital Stock for its own account, for investment purposes, and not with a present view to resale or for distribution of all or any portion of North Star's Capital Stock.

                  (d) Transport America understands that North Star's Capital Stock has not been registered under the Securities Act as of the Closing or under any state securities laws, is being sold in reliance upon federal and state exemptions for transactions not involving any public offering, and such certificates will bear a legend in substantially the following form, as well as any other legend that may be required by applicable law:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE (THE "STATE LAWS"), BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS THEREFROM. NO TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE APPROPRIATE STATE LAWS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE SUCH REGISTRATION.

                  (e) Transport America further represents that:

                  (i) Transport America is a sophisticated investor with knowledge and experience in business and financial matters;

                  (ii) Transport America has been provided with the information specified in Rule 502(b)(2)(i)(A) and (B) under the Securities Act, as amended, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding North Star's Capital Stock;

                  (iii) Transport America has not been offered North Star's Capital Stock by any form of general advertising or general solicitation;

                  (iv) Transport America is able to bear the economic risk and lack of liquidity inherent in holding North Star's Capital Stock; and

                  (v) Transport America is an "accredited investor" within the meaning set forth in the rules and regulations promulgated under the Securities Act, as amended.


                                  ARTICLE VIII
                            AGREEMENTS AND COVENANTS

         8.1 Additional Effects, Directors. Following the Closing, the Shareholders of North Star listed on Schedule 5.2 shall provide the names of three (3) individuals who have the qualifications and stature to be of benefit to the shareholders of Transport America to serve on the Board of Directors of Transport America (the "Director Candidates"). The Board of

Directors of Transport America shall, in its sole discretion, choose one of the Director Candidates and shall take all actions necessary (including, when applicable, shareholder approval) and permissible under Minnesota Business Corporation Act to cause that Director Candidate to be appointed as a director of Transport America (the "North Star Director "). Prior to the Regular Shareholders' Meeting of Transport America following the first appointment of the North Star Director (for which the notice has not yet been mailed), the Board of Directors of Transport America shall nominate the North Star Director as a director to be voted on by the shareholders of Transport America at such Regular Shareholders' Meeting, and shall nominate the North Star Director in connection with subsequent Regular Shareholders' Meetings where directors are elected until the expiration of the rights granted to the Shareholders pursuant to this Section. The names of the Director Candidates shall be submitted to the Board of Directors of Transport America in writing signed by each Shareholder. If the Director Candidate chosen by Transport America's Board of Directors shall ever be unable or unwilling to serve, Transport America's Board of Directors shall, in its sole discretion, choose another Director Candidate to so serve. The right of the Shareholders to have one director nominated to the Transport America Board set forth in this Section shall expire at such time as the Shareholders no longer own at least Nine Hundred Thousand (900,000) of the number of shares issued as the Stock Portion of the Purchase Price. Following the Closing and prior to the 1999 Regular Shareholders' Meeting of Transport America, the North Star Director shall be entitled to receive notice of, attend and observe, but not participate, in all meetings of Transport America's Board of Directors.

         8.2 Due Diligence and Confidentiality. Upon reasonable advance notice until the Closing, North Star and Transport America shall each (and shall cause each of their respective Affiliates to) afford to the other and their respective counsel, accountants and representatives reasonable access during normal business hours to all its properties, books, contracts, records, financial information and other information for the purpose of examining the same solely in connection with the transactions contemplated hereby and for no other purpose ("Due Diligence Investigation"). Each party shall conduct its Due Diligence Investigation in a manner that does not interfere with the normal business of the other party. All non-public and confidential information and documents obtained by one party from the other in the course of the Due Diligence Investigation shall be kept confidential and not used or disclosed by the party receiving such information for purposes other than the transactions contemplated hereby.

         8.3 Operation of North Star's Business. From the date hereof to the Closing, except to the extent (i) expressly permitted by this Agreement, (ii) permitted in writing by Transport America, or (iii) as set forth on Schedule 8.3, North Star shall not (and shall cause its Affiliates not to) take any action which constitutes a Material North Star Change nor make any Material North Star Change to or the manner in which its business is conducted, and without limiting the foregoing, North Star shall:

                  (a) Maintain the Business Assets in good operating condition and repair, normal wear and tear excepted;

                  (b) Not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, or subject to any Lien, any of the Business Assets other than in the ordinary course of business (except as contemplated in the Reorganization);

                  (c) Not increase the compensation or other payments or remuneration payable or to become payable to its employees, consultants or independent contractors, and not make any arrangements with newly hired employees, consultants or newly engaged independent contractors outside of the ordinary course of business or otherwise inconsistent with its past business practices;

                  (d) Conduct its business in the ordinary course in substantially the same manner as heretofore conducted and in conformity with all applicable laws, rules and regulations and use of the Business Assets in the usual, regular and ordinary course and in substantially the same manner as heretofore used. Without limiting the generality of the foregoing, North Star shall not enter into any agreement for the acquisition of software, goods or services at prices higher than generally prevailing in the industry or enter into any agreements for the sale of software, goods or services at prices lower than generally prevailing in the industry. North Star will exercise commercially reasonable efforts, without making any commitments on behalf of Transport America, to preserve its Business and organization and its present relationships with vendors, suppliers and customers and others having business relations with it;

                  (e) Maintain in force existing hazard and liability insurance policies, or comparable coverage, for the Acquired Business and the Business Assets;

                  (f) Continue to make payments when due (or with sufficient promptness so as not to jeopardize any sources of supply or providers of service) and not delay such payments as compared to normal payment procedures and to perform its obligations under the terms of any leases, license agreements, contracts, commitments and other agreements to which North Star is a party;

                  (g) Not incur any Liabilities or enter into any contracts not in the ordinary course of business consistent with past practice, unless first disclosed to and approved by Transport America, such approval not to be unreasonably withheld, delayed or conditioned;

                  (h) Not knowingly engage in any course of action reasonably likely to materially reduce the value of the Acquired Business to Transport America without the prior written consent of Transport America, which consent shall not be unreasonably withheld, delayed or conditioned.

                  (i) Cooperate fully with Transport America during this period to facilitate the smooth and efficient transition of the Acquired Business under this Agreement;

                  (j) Notify Transport America of any (i) claim, litigation or administrative proceeding pending or to the Knowledge of North Star threatened which challenges or otherwise affects the transactions contemplated hereby; (ii) material damage or destruction of any of the Business Assets; or (iii) material adverse change in the Business;

                  (k) Not propose or adopt any amendment to its Articles of Incorporation or Bylaws other than in connection with and solely to facilitate the Reorganization;

                  (l) Not issue, sell, deliver or pledge or authorize or propose the issuance, sale, delivery or pledge of (i) additional shares of Capital Stock of any class (including shares of Common Stock), or securities convertible into shares of North Star's Capital Stock, or any rights, warrants or options to acquire any such shares of North Star's Capital Stock or other convertible securities; or (ii) any other securities in respect of, in lieu of, or in substitution for shares of North Star's Capital Stock outstanding on the date hereof, except in each case in connection with the Reorganization;

                  (m) Not split, combine or reclassify any shares of its Capital Stock, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its Capital Stock except in each case in connection with and solely to facilitate the Reorganization or as permitted by Section 8.7 hereof, and further in each case as disclosed to Transport America by way of amendment to the applicable Schedule to this Agreement, which amended Schedule must be acceptable to Transport America;

                  (n) Not redeem, purchase or otherwise acquire or propose to redeem or purchase or otherwise acquire, any of its securities;

                  (o) (i) Not incur, assume or prepay any long-term debt or incur or assume any short-term debt (except that North Star may incur short-term debt to trade creditors, accrued wages, taxes, health and welfare obligations in the ordinary course of business consistent with past practices); (ii) not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or
(iii) not make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business;

                  (p) Not settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

                  (q) Not enter into, adopt or amend any driver pay package, owner operator remuneration, or any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, collective bargaining agreements, trust, plans, funds or other arrangements for the benefit or welfare of any director, officer, employee or independent contractor or consultant, or increase in any manner the pay, compensation or fringe benefits of any director, officer, employee or independent contractor or consultant or pay any benefit not required by any existing plan and arrangement (except (i) for normal increases in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to North Star, and (ii) North Star will on or before the Closing Date, pay to its employees the cash value of any sick pay or accrued vacation which exceeds the amounts which the employees of Transport America may carry over from one year to the next under its policies and procedures);

                  (r) Not acquire, sell, lease or dispose of any assets, which are material, in the aggregate, to North Star or the Business or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business inconsistent with past practice;

                  (s) Except in the ordinary course of business with respect to contracts with customers, not enter into or commit to enter into any contract, agreement, arrangement or understanding having a term longer than six months unless such contract, agreement, arrangement or understanding may be canceled by North Star without penalty on not more than 90 days' notice or does not require the expenditure by North Star of more than $50,000;

                  (t) Except as may be required by law or to enable the consummation of the transactions contemplated hereby, not take any action to terminate or amend any of North Star's Employee Plans;

                  (u) Not authorize or make any capital expenditures in excess of $50,000 in the aggregate, except for obligations incurred prior to the date hereof;

                  (v) Not modify, amend or terminate any contract, or waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to North Star, other than in the ordinary course of business consistent with past practice and which are not material to North Star;

                  (w) Not make any tax election or settle or compromise any income tax liability material to the business of North Star;

                  (x) Not change any of the accounting principles or practices used by it;

                  (y) Not take any action that would, or would be reasonably likely to, result in any of North Star's representations and warranties set forth in this Agreement not being true in all material respects or, to the extent dependent on an act or omission of North Star, in any of the conditions set forth in Article XI not being satisfied; and

                  (z) Not agree orally, in writing or otherwise to take any of the foregoing actions.

         8.4 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties to this Agreement agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things reasonable, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         8.5 Solicitation Discussions by North Star. North Star agrees that, during the period commencing on the date hereof and continuing until the Closing or the earlier termination of this Agreement in accordance with Article XII hereof, it shall not, directly or indirectly, through any officer, director, Shareholder, Affiliate, agent or otherwise:

                  (a) solicit, initiate, encourage or assist in the submission of any inquiry, proposal or offer from any Person relating to any form of recapitalization transaction involving North Star or any sale, merger, consolidation, business combination, spin-off, liquidation, or similar transaction involving North Star (each, an "Alternative Transaction"); or

                  (b) participate in any discussion or negotiation involving an Alternative Transaction or furnish to any Person any information concerning North Star in connection with an Alternative Transaction; or

                  (c) otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage any effort or attempt by any Person other than Transport America to make or enter into an Alternative Transaction.

        North Star shall promptly notify Transport America of any possible Alternative Transaction, the terms thereof and the identity of the other party thereto. North Star and the Shareholders recognize that any of the activities described in this Section 8.5 undertaken during the twelve months from the date hereof may subject North Star to payment of the Termination Fee pursuant to
Section 12.3(b).

         8.6 Announcements. Transport America and North Star shall cooperate and mutually agree upon any press release or public announcements prior to the Closing concerning the transactions contemplated by this Agreement; provided, however, that Transport America may communicate with analysts, institutional investors or similar individuals with regard to the substance of any items disclosed in any press release mutually agreed upon by the parties; and, provided further, that nothing contained herein shall prevent Transport America or North Star, after giving reasonable advance notice to the other party hereto, from making any announcement reasonably determined by it, upon advice of counsel, to be required by law.

         8.7 Certain Payments. North Star and each Shareholder shall pay prior to the Closing all Taxes required to be paid by him or it on or before the Closing Date. From the date hereof until the Closing, North Star may continue to make regular tax distribution payments to its Shareholders consistent with past practice, provided, however, that in no event shall North Star make any tax distribution payments to its Shareholders with respect to the gain to be recognized to North Star and the Shareholders as a result of the Section 338 Election. In addition, on or before the Closing Date, North Star shall have made any such tax distribution payments so that Transport America or North Star shall have no Liability for tax distributions to the Shareholders after the Closing. North Star shall continue to accrue regular bonuses due to its Shareholders, Wayne Czeh, Michael Kandris and Arve Moser and all such accrued bonuses shall be paid in full on the Closing Date.

         8.8 Schedules. Each of Transport America and North Star shall promptly notify the other parties hereto of any inaccuracies in their respective representations, warranties, covenants and other agreements hereunder arising after the date hereof. Each of Transport America and North Star shall update the Schedules to this Agreement delivered by such party as of the date hereof to be complete and correct in all respects as of the Closing Date.

         8.9 Section 338(h)(10) Election. Transport America and North Star agree to make or cause to be made a timely, effective and irrevocable election under
Section 338(h)(10) of the Code, in form and substance mutually acceptable to the parties, with respect to the Stock Purchase and to file such election in the manner required by applicable rules and regulations promulgated under the Code ("Treasury Regulations"). Transport America and North Star, jointly, will make such other similar elections as may be necessary for state income tax purposes, and for purposes of this Agreement, the term "election" shall be deemed to include any such state income tax elections. Transport America and North Star hereby mutually agree that the "Aggregate Deemed Sale Price" (as defined under applicable Treasury Regulations) shall be allocated among the Business Assets in the manner set forth on Schedule 8.9. The Shareholders and Transport America shall mutually prepare a Form 8023, with assets valued as set forth in Schedule
8.9 and with all attachments, and all of the Shareholders and Transport America shall sign such Form on or before the Closing. The Shareholders and Transport America shall file such Form with the applicable governmental authority. North Star and Transport America shall each provide information that may be required for the purpose of preparing such Form. Transport America and North Star agree that any income tax liability arising out of or in any way attributable to the foregoing election pursuant to Section 338(h)(10) of the Code (and such allocation) shall be for the sole account of North Star.

         8.10 Regulatory Filings. As promptly as practicable after the execution of the Agreement, Transport America and North Star shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Transport America or North Star for the consummation of the transactions contemplated herein. Transport America and North Star will provide each other such reasonable assistance as may be requested in connection with such filings.

         8.11 Tax Matters. The following provisions shall govern the allocation of responsibility as between Transport America and each Shareholder for certain tax matters following the Closing Date:

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Shareholders shall prepare or cause to be prepared and file or cause to be filed all tax returns for North Star for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Shareholders shall permit Transport America to review and comment on each such tax return described in the preceding sentence prior to filing. To the extent permitted by applicable law, each Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on their tax returns in a manner consistent with the Schedule K-1s furnished by North

Star to the Shareholder for such periods (which Schedule K-1 shall be subject to the prior review of the Shareholders).

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Transport America shall prepare or cause to be prepared and file or cause to be filed any tax returns of North Star for tax periods which begin before the Closing Date and end after the Closing Date. Transport America shall permit the Shareholders to review and comment upon each such tax return described in the preceding sentence prior to filing. For purposes of this Section, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such tax which related to the portion of such taxable period ending on the Closing Date shall (x) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income or receipts to be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of North Star.

                  (c) COOPERATION ON TAX MATTERS.

                           (i) Transport America, North Star and each Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceedings with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably necessary to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Transport America shall cause North Star to agree, and each Shareholder agrees (a) to retain all books and records with respect to tax matters pertinent to North Star relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Transport America or any Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, North Star or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

                           (ii) Transport America and each Shareholder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental body or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         8.12 Operation of Transport America's Business. From the date hereof to the Closing, except to the extent expressly permitted by this Agreement or otherwise permitted in writing by North Star, Transport America shall not (i) take any action which will have a Material Adverse Effect on Transport America,
(ii) split, combine or reclassify any shares of its Capital Stock, or declare, set aside or pay any dividend or other distribution (payable in securities or property or any combination thereof) in respect of any class or series of its Capital Stock, (iii) take any action that would, or would be reasonably likely to, result in any of Transport America's representations and warranties set forth in this Agreement not being true in all material respects or, to the extent dependent on an act or omission of Transport America, in any of the conditions set forth in Article XI not being satisfied, and (iv) agree orally, in writing or otherwise to take any of the foregoing actions.

         8.13 Roseau Diesel Service, Inc. On the Closing Date, Transport America may, at its option, offer to employ all or any part of the trailer mechanic employees of Roseau Diesel Service, Inc. currently involved in the maintenance and repair of North Star's trailers on substantially the same terms and conditions as they are currently employed by Roseau Diesel Service, Inc. North Star and the Shareholders shall encourage such employees to accept employment by Transport America.


                                   ARTICLE IX
                                    PUT RIGHT

         9.1 Put. Each Shareholder shall have the right to sell to Transport America, and Transport America shall be obligated to purchase from such Shareholder, any or all shares of Transport America's Common Stock received by the Shareholders pursuant to this Agreement at the put exercise price per share (the "Exercise Price") equaling the greater of $16.00 per share or the Average Closing Price (the "Put Right"). The Put Right is exercisable only during the sixty-day period commencing on the third anniversary of the Closing Date, by the Shareholder exercising the Put Right giving written notice of exercise to Transport America within such sixty-day period. The written notice shall specify the number of shares with respect to which the Put Right is being exercised, accompanied by stock certificates, duly endorsed, evidencing the shares. Within thirty (30) days of receiving any such notice of exercise and endorsed stock certificates, Transport America shall deliver to the exercising Shareholder by certified or bank cashier's check or wire transfer of immediately available funds to the Shareholder's designated account the amount calculated by multiplying the Exercise Price times the number of shares with respect to which the Put Right is being exercised, together with a new certificate exercising those shares of Transport America Common Stock as to which the Put Right is not being exercised.

                                    ARTICLE X
                        NON-COMPETE AND NON-SOLICITATION

         10.1 Non-Compete and Non-Solicitation. Without the prior written consent of Transport America, for a period of three (3) years after the Closing, no Shareholder (including the current income and principal beneficiaries of a Shareholder that is a trust) shall, either directly or indirectly, (i) hire any employee of North Star, except for Wayne Czeh, Arve Moser, Scott Grove or any other employee mutually agreed upon by the parties, contract for the hauling of freight with any driver for North Star or engage in the trucking business with any customer of North Star where such person or entity was an employee, driver or customer of or for North Star at any time during the twelve (12) months preceding the Closing, or (ii) hire any of the former trailer mechanic employees of Roseau Diesel Service, Inc. hired by Transport America on the Closing Date; provided, however, that the foregoing restrictions shall not prevent a Shareholder or beneficiary from continuing to own or operate Trans Eagan, Inc., a Minnesota corporation, Transport 21, Inc., a Minnesota corporation, Roseau Transport, Inc., a Minnesota corporation, Roseau Diesel Service, Inc., a Minnesota corporation, Transmanagement Insurance Agency, LLC, a Minnesota limited liability company, 789 Company, a Minnesota general partnership, Miller & Hagen Investments, LLP, a Minnesota limited liability partnership and/or Trans Leasing, LLC, a Minnesota limited liability company, or from engaging in a leasing or other business similar to that currently conducted by such entities; provided, further that the foregoing restrictions shall not apply to Michael D. Kandris who shall, together with North Star, continue to be bound by the employment agreement dated July 12, 1995, by and between Mr. Kandris (the "Kandris Employment Agreement"), which agreement has not been and will not be amended or modified since its execution, and provided also that Mr. Kandris shall acknowledge in writing at Closing that Section 20 of his employment agreement has been satisfied at Closing and North Star has no further Liability or obligation with respect to Section 20.

         10.2 Reasonableness of Restrictions. The parties hereto acknowledge that Transport America has legitimate business interests to protect and has paid valuable consideration for the covenants in Section 10. 1. SHAREHOLDER HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTION 10.1 HEREOF AND, HAVING DONE SO, HEREBY AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTION ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF TRANSPORT AMERICA AND THAT SUCH RESTRAINTS ARE NOT UNDULY HARSH UPON SHAREHOLDER'S ABILITY TO CONDUCT PROFITABLE BUSINESSES.

         10.3 Remedies. The parties hereto agree that Transport America may suffer irreparable harm from a breach by a Shareholder of any of the covenants or agreements contained in Section 10.1 hereof, and that monetary damages may be inadequate to compensate Transport America for any such breach. Accordingly, each Shareholder agrees that in the event of any breach by the Shareholder of any of the provisions of Section 10.1 hereof, Transport America or its Affiliates, successors or assigns shall be entitled to temporary and permanent injunctive relief to enforce or prevent any violations of the provisions of
Section 10.1 hereof and that such relief may be granted without the necessity of proving actual damages. Such injunctive or equitable relief shall be in addition to and not in lieu of any right to recover money damages for any such breach.


                                   ARTICLE XI
                              CONDITIONS TO CLOSING

         11.1 Conditions to Obligations of North Star and the Shareholders. The obligations of North Star and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of all of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Transport America contained in Article VII must be true and correct as though made on and as of the Closing Date and Transport America must, on or before the Closing, have each performed and complied with all of its obligations, agreements and covenants under this Agreement which are to be performed or complied with on or before the Closing.

                  (b) CERTIFICATE. At the Closing, North Star shall have received a certificate of Transport America certifying a copy of the resolutions of Transport America's board of directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date.

                  (c) OPINION. At the Closing, North Star shall have received an opinion of Lindquist & Vennum P.L.L.P. as to the matters set forth on Exhibit B.

                  (d) CONSENTS. All consents, approvals, authorizations or orders of or filings with any governmental agency and/or any other Person required for the consummation of the transactions contemplated herein, including, but not limited to, those described in Schedule 5.5 shall have been obtained or made.

                  (e) DUE DILIGENCE. North Star shall have completed its Due Diligence Investigation to its reasonable satisfaction.

                  (f) HSR ACT. The waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated.

                  (g) GOVERNMENT ORDER; INJUNCTION. No court, domestic or foreign, shall have entered and maintained in effect an injunction or other similar order enjoining consummation of the transactions provided for herein, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement, nor shall any governmental agency have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby unless such agency shall have withdrawn such notice prior to the Closing Date.

                  (h) NO ADVERSE CHANGE. Since the date hereof, there shall not have been any Material Adverse Effect upon Transport America other than changes in the ordinary course of business which have not materially adversely affected Transport America's assets or materially decreased the TCA Net Worth other than borrowings incurred in connection with the transactions contemplated by this Agreement.

                  (i) TRANSITION SERVICES AGREEMENT. Transport America, North Star and certain of its Affiliates shall have entered into a Transition Services Agreement with respect to the issues and matters identified in Schedule 11.1(i), which Transition Services Agreement shall be reasonably acceptable to North Star and its Affiliates affected thereby.

                  (j) LEASE AGREEMENTS. Transport America or North Star shall have entered into three separate Lease Agreements, each in a form reasonably acceptable to North Star, with 789 Company and Miller & Hagen Investments, LLP with respect to certain facilities and real estate located in Eagan, Minnesota, and in Roseau and Thief River Falls, Minnesota.

                  (k) REGISTRATION RIGHTS, AGREEMENT. Transport America and the Shareholders shall have entered into the Registration Rights Agreement, substantially in the form attached hereto as Exhibit E.

                  (l) PURCHASE PRICE. The Shareholders shall have received the Purchase Price in the amounts and forms provided for in Section 4.1.

                  (m) TERMINATION OF GUARANTEES. All guarantees of indebtedness which any of the Shareholders or their Affiliates shall have executed with respect to any Liability of North Star or Transco shall have been terminated.

                  (n) APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required of Transport America to carry out the transactions contemplated by this Agreement or incidental thereto in all other legal matters shall have been reasonably satisfactory to and approved by counsel for the Shareholders, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

                  (o) FAIRNESS OPINION. Transport America shall have received a favorable fairness opinion of an investment banker selected by Transport America in form and substance reasonably satisfactory to Transport America.

                  (p) MUTUAL RELEASE. Transport America shall have caused North Star to execute and deliver to the Shareholders the Mutual Release in the form of Exhibit C hereto.

         11.2 Conditions to Obligations of Transport America. The obligations of Transport America to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of all of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of North Star and the Shareholders contained in Articles V and VI, respectively, must be true and correct as though made on and as of the Closing Date and North Star and the Shareholders must, on or before the Closing, have performed and complied with all of their obligations, covenants and agreements which are to be performed or complied with on or before the Closing.

                  (b) CERTIFICATE. At the Closing, Transport America shall have received a certificate or certificates of North Star certifying as to matters reasonably requested by Transport America, including:

                           (1) a copy of the resolutions of North Star's board of directors and Shareholders authorizing the execution, delivery and performance of this Agreement and the Reorganization Documents as having been duly adopted and as being in full force and effect on the Closing Date; and

                           (2) a copy of the articles of incorporation and bylaws of North Star as in effect on the Closing Date.

                  (c) OPINION. At the Closing, Transport America shall have received the opinion of Moss & Barnett, A Professional Association, as to the matters set forth on Exhibit D.

                  (d) CONSENTS. All consents, approvals, authorizations or orders of or filings with any governmental agency and/or any other Person required for the consummation of the transactions contemplated herein, including, but not limited to, those described in Schedule 5.5, shall have been obtained or made.

                  (e) DUE DILIGENCE. Transport America shall have completed its Due Diligence Investigation to its reasonable satisfaction.

                  (f) HSR ACT. The waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated.

                  (g) GOVERNMENT ORDER; INJUNCTION. No court, domestic or foreign, shall have entered and maintained in effect an injunction or other similar order enjoining consummation of the transactions provided for herein, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement, nor shall any governmental agency have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby unless such agency shall have withdrawn such notice prior to the Closing Date.

                  (h) NO ADVERSE CHANGE. Since the date hereof, there shall not have been any Material Adverse Effect upon North Star or Material North Star Change other than changes in the ordinary course of business consistent with past practices which have not materially adversely affected North Star's assets or materially increased the Liabilities of the Acquired Business other than borrowings incurred in connection with the transactions contemplated by this Agreement.

                  (i) TRANSITION SERVICES AGREEMENT. Transport America, North Star and certain of its Affiliates shall have entered into a Transition Services Agreement with respect to the issues and matters identified in Schedule 11.1(i), which Transition Services Agreement shall be reasonably acceptable to Transport America.

                  (j) LEASE AGREEMENTS. Transport America or North Star shall have entered into three separate Lease Agreements, each in a form reasonably acceptable to Transport America, with 789 Company and Miller & Hagen Investments, LLP, with respect to certain facilities and real estate located in Eagan, Minnesota and in Roseau and Thief River Falls, Minnesota. All other real estate leases by and among North Star or Transco, on one hand, and any of their respective Affiliates, on the other hand, shall have been terminated.

                  (k) REGISTRATION RIGHTS AGREEMENT. Transport America and the Shareholders shall have entered into the Registration Rights Agreement, substantially in the form attached hereto as Exhibit E.

                  (l) FAIRNESS OPINION. Transport America shall have received a favorable fairness opinion of an investment banker selected by Transport America in form and substance reasonably satisfactory to Transport America.

                  (m) FINANCIAL INFORMATION. Transport America shall have received the Financial Information in form and substance satisfactory to Transport America.

                  (n) SECURITIES. Transport America shall have received (i) stock certificates of each Shareholder evidencing all of the issued and outstanding shares of North Star's Capital Stock, duly endorsed for transfer and
(ii) evidence that all options, warrants, agreements and other rights to purchase or receive North Star's securities have been terminated or canceled.

                  (o) REORGANIZATION. The terms and conditions of the Reorganization Documents and the transactions contemplated thereunder, as well as the content of all Reorganization Documents, shall be acceptable to Transport America and the Reorganization shall have been consummated in accordance with the Reorganization Documents.

                  (p) TERMINATION OF GUARANTEES. All guarantees of indebtedness which either North Star or Transco has executed in favor of an Affiliate or a Shareholder shall have been terminated.

                  (q) APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required of North Star to carry out the transactions contemplated by this Agreement or incidental thereto in all other legal matters shall have been reasonably satisfactory to and approved by counsel to Transport America and such counsel shall have been furnished with certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

                  (r) EMPLOYMENT MATTERS. Michael D. Kandris shall have executed and delivered an acknowledgment pursuant to Section 10.1 hereof in a form reasonably acceptable to Transport America. Arve Moser shall have executed a release in favor of North Star and Transport America in a form reasonably acceptable to Transport America, including, among other things, a release of Mr. Moser's severance obligations and any claims against North Star or Transco except with respect to Mr. Moser's accrued employee benefits under North Star's written Employee Plans and Mr. Moser's accrued payroll and bonus up to the date of Closing (which, unless paid on or before the Closing, shall be accrued on the Audited Statement and remain an obligation of North Star). Jon L. Miller, Wayne
L. Czeh and William I. Hagen shall have resigned as directors, officers and employees of North Star and Transco, as applicable. Dennis R. McCabe shall have resigned as an officer and employee of North Star and shall have executed a release in favor of North Star and Transport America in a form reasonably acceptable to Transport America, except with respect to matters identified in the Transition Services Agreement.

                  (s) EMPLOYEE BENEFIT MATTERS. The Employee Plans of North Star and Transco shall have been transferred or otherwise assigned as provided in the Transition Services Agreement.

                  (t) MUTUAL RELEASE. The Shareholders shall have executed and delivered to Transport America the Mutual Release in the form of Exhibit C hereto.


                                   ARTICLE XII
                              TERMINATION AND FEES

         12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of North Star and Transport America; or

                  (b) by either North Star or Transport America if the Stock Purchase shall not have been consummate by July 31, 1998 (provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Stock Purchase to occur on or before such date); or

                  (c) by either North Star or Transport America if a court of competent jurisdiction, administrative agency, or commission or other governmental authority or instrumentality shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Stock Purchase, except, if the party relying on such order, decree, or ruling or other action has not complied with its legal obligations under this Agreement;

                  (d) by North Star or Transport America, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured or waived prior to the Closing;

                  (e) by North Star, if the Average Closing Price is equal to or less than $8.00 (assuming the Closing Date is July 31, 1998 for purposes of measuring the Average Closing Price under this subsection); or

                  (f) by Transport America, if the Average Closing Price is equal to or greater than $24.00 (assuming the Closing Date is July 31, 1998 for purposes of measuring the Average Closing Price under this subsection).

                  12.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of North Star, Transport America or their respective officers directors, shareholders, or Affiliates, except as set forth in Section 12.3; provided that the provisions of Sections 12.3 and 8.2 (with respect to confidentiality) of this Agreement shall remain in full force and effect and survive any termination of this Agreement, provided, however, that in the event of the termination of this Agreement caused by a breach of a party, the party whose breach was the basis for termination will not be relieved from any Liability for its breach. If this Agreement is terminated for any reason pursuant to Section 12.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereto covenants that it will not, directly or indirectly, use or disclose to any Person any confidential or proprietary information about the other party or any information about the transactions contemplated hereby except insofar as may be necessary to assert its rights hereunder.


         12.3 Fees and Expenses.

                  (a) Except as set forth in this Section 12.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Stock Purchase is consummated; provided, however, it is hereby acknowledged and agreed that any and all attorney's fees, accounting fees and disbursements incurred by North Star and/or the Shareholders may be paid by North Star on or before the Closing Date.

                  (b) Except as provided in Section 12.3(d), North Star shall pay Transport America a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Termination Fee") and shall reimburse Transport America for its out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred in the preparation, negotiation and due diligence performed in connection with this Agreement and the transactions contemplated hereby if the Stock Purchase has not been consummated as contemplated by this Agreement and North

Star enters into or signs a proposal, term sheet, letter of intent, agreement or similar written instrument, however titled, with respect to an Alternative Transaction, in each case during the period commencing on the date hereof and ending twelve months from the date hereof.

                  (c) The Termination Fee and fees payable pursuant to this
Article XII shall be paid within thirty (30) days after the event giving rise to the obligation to pay such amount.

                  (d) North Star shall not be obligated to pay the Termination Fee it would otherwise be obligated to pay pursuant to Section 12.3(b) if (i) Transport America has elected not to proceed to Closing as a result of its Due Diligence Investigation and all representations, warranties and covenants of North Star are true and correct in all material respects; (ii) Transport America's Board of Directors has been unable to obtain a favorable updated fairness opinion; (iii) any of the conditions precedent to the obligations of the Shareholders to proceed with the consummation of the Stock Purchase has not been satisfied; or (iv) this Agreement is terminated pursuant to Section 12.1, except for a termination by Transport America pursuant to Section 12.1(d).


                                  ARTICLE XIII
                                 INDEMNIFICATION

         13.1 Survival of Representations and Warranties. The representations and warranties of North Star and Transport America, contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.8, 5.25, 7.1, 7.2, 7.3, 7.4, 7.5, 7.13 and 7.15 of
this Agreement, shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentations or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). All other representations, warranties, covenants and agreements of Transport America, North Star and each Shareholder contained in this Agreement or any agreement, certificate or document executed and delivered in connection with the transactions contemplated herein shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach) and continue in full force and effect for a period of two (2) years thereafter, after which no claim for the breach of any representation or warranty contained in this Agreement, and no litigation with respect thereto may be commenced, and no party shall have any Liability or obligation with respect thereto, unless the indemnified party gave written notice to the indemnifying party specifying with particularity the representation or warranty claimed to have been breached on or before the expiration of such period.

         13.2 Indemnification by North Star and Shareholders. In the event North Star or any Shareholder breaches any of its representations, warranties, covenants or agreements contained in any of the Transaction Documents, the Shareholders, jointly and severally, agree to indemnify Transport America from and against the entirety of any Adverse Consequences Transport America may suffer through and after the date of the claim for indemnification resulting from, arising out of or caused by the breach, subject to the limitations of
Section 13.4. In addition and without regard to the limitations in Sections 13.1 and 13.4 hereof, the Shareholders, jointly and severally, agree to indemnify and hold Transport America, North Star, and Transco harmless from and against the entirety of any Adverse Consequences Transport America, North Star or Transco may ever suffer after the Closing Date as a result of (i) any failure of North Star, Transco or any other Affiliate of the Shareholders to comply with the Environmental Laws or Regulations on or before the Closing Date or (ii) the release by North Star, Transco or any other Affiliate of the Shareholders of any Regulated Substance on any Facility of North Star or Transco on or before the Closing Date.

         13.3 Indemnification by Transport America. In the event Transport America breaches any of its representations, warranties, covenants or agreements contained in any of the Transaction Documents, Transport America agrees to indemnify the Shareholders from and against the entirety of any Adverse Consequences the Shareholders may suffer through and after the date of the claim for indemnification resulting from, arising out of or caused by the breach, subject to the limitations of Section 13.4.

         13.4 Limitation on Indemnification. Neither North Star or the Shareholders on the one hand, nor Transport America on the other, shall be liable for indemnification for any breach of its representations and warranties contained in this Agreement unless the aggregate amount of the Adverse Consequences incurred by the other as a result of such breach exceed Two Hundred Fifty Thousand Dollars ($250,000). Once the aggregate Adverse Consequences exceed such amount, the indemnifying party shall provide indemnification for all Adverse Consequences incurred by the other in excess of such amount. It is hereby acknowledged and agreed that the Financial Information contains and the Audited Statement will contain certain reserves for certain claims, proceedings and other Liabilities which are pending or threatened against and/or have been incurred by North Star. Historically, such claims, proceedings or other Liabilities are settled or otherwise resolved through the payment of sums which are either greater to, less than or equal to the amounts reserved in the financial statements for North Star. Accordingly, notwithstanding any provision of this Agreement to the contrary, the Shareholders shall not have any indemnification obligations to Transport America with respect to any claims, proceedings or other Liabilities pending or threatened against and/or incurred by North Star so long as the aggregate amount of the reserves contained in the Financial Information and/or Audited Statement with respect to such claims, proceedings and other Liabilities exceeds the aggregate amounts paid in settling, discharging or otherwise disposing of such claims, proceedings or other Liabilities. Once the aggregate amounts paid exceeds the aggregate amount of the reserves, the indemnification obligations of the Shareholders shall, subject to the other provisions of this Section 13.4, be limited to Adverse Consequences incurred in settling or otherwise disposing of such claims, proceedings or other Liabilities in excess of the aggregate reserves.

         13.5 Method of Asserting Claims. As used herein, an "Indemnified Party," shall refer to Transport America or the Shareholders, as applicable, who has suffered an Adverse Consequence subject to indemnification, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                  (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Adverse Consequences (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful in whole or in part and
(ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute an Adverse Consequence unless legal counsel to the Indemnifying Party reasonably determines that because of a conflict of interest, it may not adequately represent the material interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest, defend and settle such Claim.

                  (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying party within 30 days after receipt of such notice by the Indemnifying Party whether the Indemnifying Party disputes the claim described in such notice, an Adverse Consequence in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Adverse Consequence to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, representatives of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                  (c) Notwithstanding any of this Agreement to the contrary, Transport America shall not concede, settle or compromise or permit North Star to concede, settle or compromise any Claim which is pending or threatened against North Star as of the Closing Date for an amount in excess of one hundred five percent (105%) of the amount reserved by North Star with respect to such Claim as of the Closing Date without the prior written consent of the Shareholders' Representatives, which consent shall not be unreasonably withheld, delayed or conditioned.

         13.6 Limitation on Rights Against Transport America and North Star. Subject to Section 13.4, with respect to any amounts for which Transport America is entitled to indemnification pursuant to this Agreement, neither North Star nor the Shareholders shall be entitled to indemnification or contribution from Transport America, North Star or their successors or assigns, whether pursuant to North Star's, Transport America's or their successor's or assign's Articles of Incorporation, Bylaws, insurance policies or otherwise.


                                   ARTICLE XIV
                                OTHER PROVISIONS

         14.1 Further Assurances. At such time and from time to time on and after the Closing Date upon request by any party, the other parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required or to otherwise carry out the purposes of this Agreement.

         14.2 Complete Agreement. The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. The Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

         14.3 Waiver, Discharge. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, and the Closing hereof, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         14.4 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

         if to Transport America:       Transport Corporation of America, Inc.
                                        1769 Yankee Doodle Road Eagan, MN 55121
                                        Attention: Robert J. Meyers, President
                                        Fax: (612) 686-2565
         with a copy to:                Lindquist & Vennum PLLP
                                        4200 IDS Center
                                        80 South Eighth Street
                                        Minneapolis, MN 55402
                                        Attention: John R. Houston
                                        Fax: (612) 371-3207

         if to North Star or the Shareholders:
                                        Jon L. Miller
                                        Roseau Diesel Service, Inc.
                                        112 2nd St. S.W.
                                        P.O. 357
                                        Roseau, MN 56751
                                        Fax: (218) 463-1734

                                        William I. Hagen
                                        Roseau Diesel Service, Inc.
                                        112 2nd St. S.W.
                                        P.O. 357
                                        Roseau, MN 56751
                                        Fax: (218) 463-1734

                  with a copy to:       Moss & Barnett
                                        4800 Norwest Center
                                        Minneapolis, MN 55402
                                        Attention: Mitchell H. Cox, Esq.
                                        Fax: (612) 339-6686

         Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

         14.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

         14.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that no party may assign its rights herein or delegate its duties hereunder without the prior written consent of the other parties.

         14.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         14.8 Extension, Waiver. The parties hereto, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver with respect to another party shall be valid only if set forth in a written instrument signed by such party.

         14.9 Titles and Headings, Construction. The Table of Contents, titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         14.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together, when delivered, shall constitute one instrument.

         14.12 Attorney-in-Fact for Shareholders. Each Shareholder appoints Jon
L. Miller and William I. Hagen as such Shareholder's true and lawful attorney-in-fact and agent (each, a "Shareholders' Representative"), with full power of substitution and resubstitution, for such Shareholder and in such Shareholder's name, place and stead to act on behalf of such Shareholder to resolve matters arising in connection with this Agreement. In furtherance of the foregoing, each Shareholder grants to the Shareholders' Representatives, acting jointly, full authority to amend the Agreement, waive any provision of the Agreement, settle or compromise any claim, authorize any payment, and take any action in connection with the Agreement. In the event of the death or incapacity of either Jon L. Miller or William I. Hagen, each Shareholder appoints Wayne L. Czeh to succeed either Shareholders' Representative as the Shareholders' Representative hereunder with the full authority granted by this Section.

         14.13 Cooperation. Transport America, Shareholders and North Star shall cooperate with each other and shall cause their officers, employees, agents and representatives to cooperate with each other for a period of 180 calendar days after the Closing to ensure the orderly transition of the Acquired Business to Transport America and to minimize the disruption of the Acquired Business resulting from the transactions contemplated hereby. Without limiting the generality of the foregoing, North Star and the Shareholders shall at all times provide Transport America with such financial information as Transport America may reasonably request for use in connection with the audits and reviews of Transport America's financial statements.

         14.14 Preservation of and Access to Records. All books and records of North Star shall be preserved by Transport America for a period of six (6) years after the Closing Date. Such records shall be made available to the Shareholders and their representatives at all reasonable times during normal business hours of Transport America during said six (6) year period with the right at their expense to make abstracts from and copies thereof.

         14.15 Sales Taxes. Transport America agrees to pay in full any and all federal, state, local and foreign sales taxes, use taxes or other similar taxes as and when the same may be due, which may be imposed upon or arise out of the consummation of the transactions contemplated hereby, other than any Taxes payable in connection with or as a result of the Reorganization.

                  IN WITNESS WHEREOF, Transport America, North Star, and the Shareholders have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                                     TRANSPORT CORPORATION OF AMERICA,
                                     INC.


                                     By
                                        ----------------------------------------
                                       Its
                                          --------------------------------------


                                     NORTH STAR TRANSPORT, INC.


                                     By
                                        ----------------------------------------
                                       Its
                                          --------------------------------------

                                     SHAREHOLDERS:



                                     -------------------------------------------
                                     Jon L. Miller


                                     -------------------------------------------
                                     William I. Hagen


                                     -------------------------------------------
                                     Michael D. Kandris

                                     THE WILLIAM M. HAGEN TRUST CREATED
                                     UNDER AGREEMENT DATED APRIL 15, 1998


                                     By
                                        ----------------------------------------
                                        William I. Hagen
                                        Its Trustee


                                     THE MITCHELL A. MILLER TRUST CREATED
                                     UNDER AGREEMENT DATED AUGUST 24,
                                     1994


                                     By
                                        ----------------------------------------
                                        Jon L. Miller
                                        Its Trustee


                                     THE WILLIAM M. HAGEN QSST TRUST
                                     CREATED UNDER AGREEMENT DATED
                                     DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Wayne L. Czeh
                                        Its Trustee


                                     THE SUSAN L. MILLER QSST TRUST
                                     CREATED UNDER AGREEMENT DATED
                                     DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Vivian Y. Miller
                                        Its Trustee


                                     THE SALLY MILLER BROTEN QSST TRUST
                                     CREATED UNDER AGREEMENT DATED
                                     DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Vivian Y. Miller
                                        Its Trustee

                                     THE LISA D. BLEDSOE QSST TRUST
                                     CREATED UNDER AGREEMENT DATED
                                     DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Vivian Y. Miller
                                        Its Trustee


                                     THE MICHAEL J. MILLER QSST TRUST
                                     CREATED UNDER AGREEMENT DATED
                                     DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Vivian Y. Miller
                                        Its Trustee

                                     THE MITCHELL A. MILLER QSST TRUST
                                     CREATED UNDER AGREEMENT DATED
                                     DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Vivian Y. Miller
                                        Its Trustee


                                     THE LORI ANN HAGEN MINARD QSST
                                     TRUST CREATED UNDER AGREEMENT
                                     DATED DECEMBER 30, 1994


                                     By
                                        ----------------------------------------
                                        Wayne L. Czeh
                                        Its Trustee

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         This Amendment No. 1 to Stock Purchase Agreement is made and entered into this 30th day of June, 1998, by and among TRANSPORT CORPORATION OF AMERICA, INC., a Minnesota corporation ("Transport America"), NORTH STAR TRANSPORT, INC., a Minnesota corporation ("North Star"), and the shareholders of North Star listed on Schedule 5.2 to the Stock Purchase Agreement dated as of May 20, 1998 (referred to collectively as the "Shareholders").

         WHEREAS, Transport America, North Star and the Shareholders are parties to a Stock Purchase Agreement dated as of May 20, 1998 (the "Stock Purchase Agreement"); and

         WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement in certain respects; and

         WHEREAS, the Shareholder Representatives are duly authorized to execute and deliver this Amendment on behalf of the Shareholders pursuant to Section
14.12 of the Stock Purchase Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein, but which are defined in the Stock Purchase Agreement, shall have the meanings ascribed to such terms in the Stock Purchase Agreement unless the context otherwise requires.

         Section 2. Delivery of Schedule Amendments.

                  2.1 Transport America hereby acknowledges receipt of updates to the Stock Purchase Agreement Schedules, attached hereto as Exhibit A, from North Star, pursuant to Section 8.8 of the Stock Purchase Agreement.

                  2.2 North Star hereby acknowledges receipt of updates to the Stock Purchase Agreement Schedules, attached hereto as Exhibit B, from Transport America, pursuant to Section 8.8 of the Stock Purchase Agreement.

         Section 3. Amendment to Stock Purchase Agreement. Transport, North Star and the Shareholder Representatives hereby agree that the Stock Purchase Agreement shall be amended to include the updates to the Schedules contained in Exhibit A and Exhibit B.

         Section 4. Further Amendment to Stock Purchase Agreement. Transport America, North Star and the Shareholder Representatives hereby agree that the Stock Purchase Agreement be further amended by adding the following to the end of the definition of Transaction Documents contained in Section 1.1 of the Stock Purchase Agreement:

         "..., and the Transition Services Agreement for Employee Benefits by and among Transport America, North Star and certain Affiliates of North Star."

         Section 5. Further Amendment to Stock Purchase Agreement. Transport America, North Star and the Shareholder Representatives hereby agree that the Stock Purchase Agreement be further amended by revising the first sentence of
Section 13.2 of the Stock Purchase Agreement to read as follows:

         "In the event North Star, any Shareholder or an Affiliate of a Shareholder breaches any of its representations, warranties, covenants or agreements contained in any of the Transaction Documents, the Shareholders, jointly and severally, agree to indemnify Transport America from and against the entirety of any Adverse Consequences Transport America may suffer through and after the date of the claim for indemnification resulting from, arising out of or caused by the breach, subject to the limitations of Section 13.4."

         Section 6. Further Amendment to Stock Purchase Agreement. Transport America, North Star and the Shareholder Representatives hereby agree that the Stock Purchase Agreement be further amended by adding the following language to the end of Section 8.9:

         "Transport America and the Shareholders agree that for purposes of completing the Form 8023, the purchase price will be allocated among North Star's assets in accordance with the regulations promulgated under Section 338 of the Code. Further, for purposes of completing the Form 8023, the purchase price shall be $35,000,000 less the value of the Hold-Back Shares (calculated at $16.00 per share) retained by Transport America, if any. If a change in the $16.00 value per share were later determined as a result of a tax audit of the Shareholders, Transport America or North Star, the Shareholders and Transport America, as the case may be, agree promptly to notify the other party hereto of such change. Furthermore, Transport America and the Shareholders agree that the fair market value of the Tangible Property and Covenant Not To Compete will be the fair market value as agreed to and reflected on Schedule 8.9 to this Agreement, subject to any reductions in the fair market value of the Tangible Property for any assets that may have been disposed of prior to Closing. The method of determining the fair market value of all other assets will be as described on Schedule 8.9 to this Agreement. Transport America and the Shareholders further agree that Transport America shall be responsible for preparing the Form 8023 subsequent to the Closing and will obtain information as required from North Star and the Shareholders necessary to complete the Form. Transport America will provide the Shareholders the opportunity to review and comment on the completed Form 8023 for a period of up to thirty (30) days prior to its timely filing with the Internal Revenue Service.

         Section 7. Counterparts. This Amendment No. 1 to the Stock Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together, when delivered, shall constitute one instrument.

         IN WITNESS WHEREOF, Transport America, North Star, and the Shareholders have caused this Amendment No. 1 to the Stock Purchase Agreement to be signed by their respective duly authorized officers or representatives on the date first above written.

                                     TRANSPORT CORPORATION OF AMERICA,
                                     INC.


                                     By
                                        ----------------------------------------
                                       Its
                                          --------------------------------------


                                     NORTH STAR TRANSPORT, INC.


                                     By
                                        ----------------------------------------
                                       Its
                                          --------------------------------------


                                     SHAREHOLDER REPRESENTATIVES:



                                     -------------------------------------------
                                     Jon L. Miller


                                     -------------------------------------------
                                     William I. Hagen